     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1997



                                                      REGISTRATION NO. 333-25355

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                    DYNCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    4581                                   36-2408747
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------

                            2000 EDMUND HALLEY DRIVE
                          RESTON, VIRGINIA 20191-3436
                                 (703) 264-0330
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT's PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               DAVID L. REICHARDT
                           SENIOR VICE PRESIDENT AND
                                GENERAL COUNSEL
                                    DYNCORP
                            2000 EDMUND HALLEY DRIVE
                          RESTON, VIRGINIA 20191-3436
                                 (703) 264-9106
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                              ROBERT B. OTT, ESQ.
                                ARNOLD & PORTER
                            555 TWELFTH STREET, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 942-5008

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 17, 1997

PROSPECTUS

          OFFER TO EXCHANGE 9 1/2% SENIOR SUBORDINATED NOTES DUE 2007 FOR ALL OUTSTANDING 9 1/2% SENIOR SUBORDINATED NOTES DUE 2007 OF

                                 [DYNCORP LOGO]

           THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
                     TIME ON          , 1997 UNLESS EXTENDED.

    DynCorp, a Delaware corporation (the "Company" or "DynCorp"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 9 1/2% Senior Subordinated Notes due 2007 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the 'securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 9 1/2% Senior Subordinated Notes due 2007 (the "Original Notes"), of which $100.0 million in aggregate principal amount are outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the exchange will have been registered under the Securities Act, and hence the Exchange Notes will not bear legends restricting the transfer thereof, and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Original Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be entitled to the benefits of an indenture dated as of March 17, 1997 by and between the Company and United States Trust Company of New York, as Trustee (the "Trustee"), governing the Original Notes and the Exchange Notes (the "Indenture"). The Original Notes and the Exchange Notes are sometimes referred to herein collectively as the "Senior Subordinated Notes" or the "Notes." See "The Exchange Offer" and "Description of Notes."

    The Exchange Notes will bear interest at the same rate and on the same terms as the Original Notes. Consequently, the Exchange Notes will bear interest at the rate of 9 1/2% per annum and the interest will be payable semi-annually on March 1 and September 1 of each year commencing on September 1, 1997. The Exchange Notes will bear interest from and including the date of issuance of the Original Notes (March 17, 1997) (the "Issue Date"). Holders whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Original Notes.

    The Notes are redeemable, in whole or in part, at the option of the Company, on or after March 1, 2002 at the redemption prices set forth herein, plus accrued interest to the date of redemption. In addition, on or prior to March 1, 2000 the Company, at its option, may redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined) at the redemption price set forth herein, plus accrued interest to the date of redemption; provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding after any such redemption.


    The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company. At May 1, 1997, the aggregate outstanding amount of Senior Debt of the Company was $59.2 million (including issued but undrawn letters of credit of $5.4 million and excluding unused commitments expected to be available for borrowing of $69.6 million). The Notes will be effectively subordinated to all secured indebtedness of the Company as well as existing and future obligations of the Company's subsidiaries.


    Upon a Change of Control (as defined), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of their principal amount, plus accrued interest to the date of repurchase. In addition, the Company will be obligated to offer to repurchase the Notes at 100% of their principal amount, plus accrued interest to the date of repurchase in the event of certain asset sales. See "Description of Notes."

                         ------------------------------

     SEE "RISK FACTORS" COMMENCING ON PAGE 13 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH HOLDERS OF ORIGINAL NOTES SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.


    The Company will accept for exchange any and all validly tendered Original Notes not withdrawn prior to 5:00 p.m., New York City time, on 1997 unless extended by the Company, in its sole discretion (the "Expiration Date"). Tenders of Original Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Certain Conditions to the Exchange Offer." Original Notes may be tendered only in integral multiples of $1,000.

                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                  THE DATE OF THIS PROSPECTUS IS        , 1997

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to this Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Original Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met.

     Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 90 days after the Expiration Date. See "Plan of Distribution." The Company believes that none of the registered holders of the Original Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

     Although the Original Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market, prior to this Exchange Offer, there has been no public market for the Original Notes. The Company does not intend to list the Notes on any securities exchange or to seek approval for quotations through any automated quotation system. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the Senior Subordinated Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors-- Absence of Public Market."

     The Company will not receive any proceeds from this Exchange Offer. The Company has agreed to bear the expenses of this Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF ORIGINAL NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus or the accompanying Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus or the accompanying Letter of Transmittal, nor any exchange made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof.

     The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system (EDGAR) are publicly available through the Commission's home page on the Internet at http://www.sec.gov.


     In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Notes remain outstanding, it will file with the Commission and furnish to the holders of the Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including for each, a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereof by the Company's independent public accountants and (ii) all reports filed on Form 8-K. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.


                 CERTAIN INFORMATION INCORPORATED BY REFERENCE


     The following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference into this Prospectus:


          1. Annual Report of the Company on Form 10-K for the year ended December 31, 1996 and Amendment No. 1 to Annual Report of the Company on Form 10-K/A filed June 10, 1997.

          2. Quarterly Report of the Company on Form 10-Q for the quarter ended March 27, 1997 and Amendment No. 1 to Quarterly Report of the Company on Form 10-Q/A filed June 13, 1997.



     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY UNDERTAKES TO PROVIDE A COPY OF EACH SUCH DOCUMENT, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO H. MONTGOMERY HOUGEN, VICE PRESIDENT AND SECRETARY, DYNCORP, 2000 EDMUND HALLEY DRIVE, RESTON, VIRGINIA 20191-3436, (703) 264-9108. IN ORDER TO ENSURE EARLY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY [INSERT DATE].

     This Prospectus includes or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are identified by the use of forward-looking words or phrases including, but not limited to, "intended," "will be positioned," "expects," "expected," "anticipates," and "anticipated." These forward-looking statements are based on the Company's current expectations. All statements other than statements of historical facts included in this Prospectus or incorporated by reference therein, including those regarding the Company's financial position, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed under "Risk Factors," and elsewhere in this Prospectus or incorporated by reference therein including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. These forward-looking statements represent the Company's judgment as of the date of this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the Cautionary Statements. The Company disclaims, however, any intent or obligation to update its forward-looking statements.


     This Prospectus is accompanied by a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by an amendment filed on Form 10-K/A on June 10, 1997, without exhibits ("Annual Report"), and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 1997, as amended by an amendment filed on Form 10-Q/A on June 13, 1997, without exhibits ("Quarterly Report").



     The Company was incorporated in Delaware in 1946. The address of the Company's principal executive offices is 2000 Edmund Halley Drive, Reston, Virginia 20191-3436, telephone (703) 264-0330.

                               TABLE OF CONTENTS


                                                       PAGE
                                                       ----
Available Information................................. iii
Certain Information Incorporated by Reference......... iii
Summary...............................................   1
Risk Factors..........................................  13
The Transactions......................................  18
Use of Proceeds.......................................  20
Capitalization........................................  20
Unaudited Pro Forma Financial Data....................  21
Selected Historical Financial Data....................  25
Employee Stock Ownership Plan.........................  27
Description of Certain Financing Arrangements.........  28
Legal Proceedings.....................................  28
The Exchange Offer....................................  33
Description of Notes..................................  42
Book-Entry; Delivery and Form.........................  65
Certain Federal Income Tax Considerations.............  67
Plan of Distribution..................................  69
Independent Public Accountants........................  70
Legal Matters.........................................  70

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. As used in this Prospectus, all references to the Company include, unless the context indicates otherwise, DynCorp and its subsidiaries.

                                  THE COMPANY

     DynCorp is a leading provider of diversified management, technical, and professional services to a wide range of government customers. The Company's principal markets are information management services, software development, and system integration and analysis; facilities management; and aviation maintenance and specialized support services. With current customers including the Department of Defense ("DoD"), the Department of Energy ("DoE"), the National Aeronautics and Space Administration ("NASA"), the Department of State, the Department of Justice ("DoJ"), and various other U.S. Government agencies, the Company is one of the foremost providers of services to the U.S. Government. The Company has over 250 contracts that employ approximately 14,250 employees throughout the United States and in numerous other countries. The Company is strategically positioned to benefit from the growth trends in government and commercial markets for information technology and outsourcing of technical, professional and support services. For the year ended December 31, 1996, the Company's total revenues and adjusted EBITDA (as defined) were $1,021.5 million and $39.0 million, respectively.

     The Company has a substantial base of long-term contracts with U.S. Government customers that has provided a stable, recurring stream of revenues. DynCorp's strong reputation and historical relationship with these customers is a result of a high level of customer satisfaction and strong performance on existing contracts. For the year ended December 31, 1996, approximately one-third of DynCorp's revenues were generated from contracts where the Company has served for eight years or more. These established customer relationships not only improve the Company's knowledge of customer requirements, but also enhance its position to bid on and win new business opportunities with these customers. The Company's base of existing business resulted in total backlog of $3.0 billion at December 31, 1996 (including the estimated value of option years), which represents a 4.0% increase from the December 31, 1995 level. The Company anticipates that approximately $987.0 million of this backlog will be recognized as revenues during fiscal year 1997.

     The Company has achieved 56.0% revenue growth from December 31, 1991 through the year ended December 31, 1996 by winning business with new customers, expanding business with existing customers, and through strategic acquisitions. The Company has a strong track record of winning business with new customers, where no previous relationship existed, particularly in the rapidly growing information technology sector. Business with information technology customers has grown substantially and, for the year ended December 31, 1996, accounted for 26.6% of total revenues. Because much of the Company's growth has come from new non-DoD customers, DoD customer prime contracts accounted for 50.0% of revenues for the year ended December 31, 1996 compared to 79.8% of revenues for the year ended December 31, 1991.

     A key component of the Company's business strategy has been the use of strategic acquisitions and a focused marketing and business development effort to exploit new business opportunities. DynCorp is organized into three principal businesses: Information and Engineering Technology ("I&ET"), Enterprise Management ("EM"), and Aerospace Technology ("AT").


     The following table shows revenues for the twelve months ended December 31, 1996 for, and describes services provided by, the three principal business divisions of the Company:

             [A chart showing total revenues of 1,021.5 million for DynCorp. The chart also also shows (a) revenues of 271.5 million for I&ET (with services provided of Systems Services, Consulting Services, Engineering Solutions, Network Management, and National Security Programs); (b) revenues of $366.7 million for EM (with services provided of Facilities Management, Administrative and Security Support Services, and Marine Services); and (c) revenues for AT of $383.3 million (with services provided of Field Service Operations, Test and Evaluation, Engineering Technology, and Aviation Services.)]

     Information and Engineering Technology. The Company designs, develops, supports and integrates software and systems to provide customers with comprehensive solutions for information management and engineering needs. The specific operations of this division include software development and maintenance, computer center operations, data processing and analysis, database administration, telecommunications support and operations, maintenance and operation of integrated electronic systems, and integration of electronic systems in local and wide area networks. This division's contracts include the design and development of a personnel records management system, including imaging, database and client server technology, for the entire U.S. Navy, and the provision of basic computer, software, and networking support to all of the DoE's operations. One of the Company's key business strategies is to continue to expand this division's presence in the rapidly growing information technology market. This division also provides services in support of nuclear safeguards and security research and development. As a result of internal growth and numerous strategic acquisitions, this division has experienced a 262% growth in revenues from December 31, 1991 through the year ended December 31, 1996. For the year ended December 31, 1996, this division accounted for 26.6% of total revenues.

     Enterprise Management. The Company provides full service, "turn-key" solutions for the management, operation and maintenance of federal and commercial facilities. The Company manages large-scale facilities, using sophisticated computerized work management and scheduled maintenance systems to perform roads and grounds maintenance, civil engineering and custodial services, landfill recycling, disposal operations, and vehicle and heavy equipment maintenance. Other activities of this division include testing and evaluation of military hardware systems at government test ranges, collection and processing of data, maintenance of targets, ranges and laboratory facilities, health services, developmental testing of complex weapons systems, security systems work, and technology transfer into commercial applications. Services under this division's contracts include facilities and equipment maintenance and management provided to the DoE complexes at Rocky Flats, Colorado, and Hanford, Washington and the Strategic Petroleum Reserve. In addition, this division's contracts include the support of the DoJ's and the Drug Enforcement Agency's ("DEA") drug-related asset seizure program. The division expects to benefit from continued government outsourcing for both maintenance of government facilities and performance of various activities. This division's operations typically require minimal investments in working capital and fixed assets on the part of the Company. For the year ended December 31, 1996, this division accounted for 35.9% of total revenues.

     Aerospace Technology. The Company has been a leading provider of global aerospace and engineering services. This division has the unique capability to mobilize a work force quickly anywhere in the world to provide technology based solutions to its customers. The Company is the largest DoD maintenance contractor supporting multi-mission and training programs for weapon systems. Specific activities of this division include technical and evaluation services at test and training ranges; engineering, manufacturing and installation of aircraft system upgrades; corrosive repairs and structural modifications that extend airframe life for the aging fleet of military aircraft; ground based logistics support and staff augmentation; and engineering and technical services for high-technology space and missile systems programs. In addition, under a five-year contract awarded in January 1997, the Company will provide contingency planning, operations, logistical and other services for the Army Materiel Command in support of U.S. Army contingency operations worldwide. This division is expected to benefit from strong demand in several markets, including support of aging aircraft, contractor logistics support, and global peacekeeping. Like Enterprise Management, this division's operations typically require minimal investments in working capital and fixed assets. For the year ended December 31, 1996, this division accounted for 37.5% of total revenues.

                               BUSINESS STRENGTHS

     DynCorp's revenues have increased 56.0%, from $654.7 million in 1991 to $1,021.5 million for the year ended December 31, 1996. The Company's revenue growth and market leadership are attributable to a number of factors, including the following:

     o Substantial Contracts and Backlog. The Company's services are generally performed through large, long-term contracts with the U.S. Government. Under most of these contracts, the Company is entitled to reimbursement for all allowable costs incurred in providing its services, as well as a fee. The Company's services also typically require minimal investments in working capital, fixed assets, and other fixed costs. The Company's substantial backlog of such contracts can be counted on to generate strong and dependable cash flows with relatively low levels of operating and credit risk.

     o Proven Track Record and Established Reputation. The Company believes it has achieved its position as a leading provider of diversified management, technical and professional services to the U.S. Government by developing the ability to integrate services and Company-wide technologies to deliver total system solutions for clients. In addition, DynCorp has well established relationships with its customers in both civilian and military agencies. The Company has been supporting military aviation programs worldwide since 1951. In addition, the Company has performed services at the White Sands Missile Range since 1949 and at the U.S. Navy Warfare Assessment Division in Norco, California since 1964.

     o Technological Expertise. The Company's technological expertise provides it with a competitive advantage in its primary markets. An example of this expertise is DynCorp's development of an emerging technology solution using its Enterprize(Registered) product, which is a key imaging technology-based component of document handling and database management systems. Other core information technology competencies include network engineering, technology outsourcing, and database management.

     o Unique Network of Highly Skilled Personnel Worldwide. DynCorp has the ability to respond to clients' needs quickly. Over the years, DynCorp has developed methods to plan, recruit, staff, and then efficiently manage projects from central locations, allowing the Company to meet unique client requests and to manage a large number of contracts at multiple sites around the world. The Company currently manages over 250 contracts with approximately 14,250 employees throughout the United States and in numerous other countries.

     o Successful Acquisition Record. Acquisitions have been an integral part of the Company's strategic growth plans. Since 1990, the Company has acquired 13 businesses, the majority of which have been primarily engaged in the delivery of information technology services and solutions. These businesses were acquired either to expand existing business into new markets or to take newly acquired technologies into existing markets. The Company has a proven capability to integrate acquired companies quickly and to realize marketing and operating efficiencies.

     o Strong Management Team. The Company has a highly experienced management team that has successfully grown the Company's businesses. The Company's operations are decentralized, with the senior business unit managers responsible for strategic operating decisions, excluding financing and top level corporate strategy. The senior managers have substantial breadth of experience in the industry and have been responsible for the expansion and diversification of the Company into new markets.


     o Employee Ownership. The Employee Stock Ownership Plan ("ESOP") and management employees own approximately 85% of the Company's capital stock on a fully diluted basis, following the Company's and the ESOP's recent purchases of securities formerly owned by Capricorn Investors L.P. ("Capricorn"). The Company believes its substantial employee ownership encourages both managers and other employees to act as stakeholders, and has been a significant factor in providing an incentive for its employees.

                               BUSINESS STRATEGY

     The Company's business strategy consists of the following five key elements:

     o Maintain and Augment Core Businesses. The Company's core businesses in enterprise management and aerospace technology have large, stable and long-term contracts with the U.S. Government. These contracts typically require minimal investment by the Company and represent a strong and reliable source of revenues. The Company intends to retain and enhance these valuable businesses by its intensive focus on customer satisfaction and cost competitiveness.

     o Leverage Customer Relationships. The Company works closely with its customers to develop and design new services jointly and to improve the performance and lower the cost of existing services. Management believes this strategy, together with solid performance under existing contracts, has led to additional long-term business from key customers as well as with new customers.

     o Expand Presence in Growing Information Technology Market. The Company has developed core information technology competencies, including network imaging and engineering, software development, and database management. The Company believes demand for information technology services is growing rapidly in both government and commercial markets. DynCorp intends to leverage its existing information technology expertise to expand business opportunities in this growing market.

     o Continue to Pursue Strategic Acquisitions. The Company intends to continue to acquire complementary businesses that provide opportunities to enhance the Company's core services, diversify into new markets, and create operating efficiencies. In implementing this strategy, management intends to build upon its successful experience in integrating nine acquired companies from 1990 to 1996 into the Company's Information and Engineering Technology division.

     o Expand and Diversify into New Markets. The Company continually seeks new business opportunities that are complementary to its current operations. For example, the Company intends to expand into the growing state and local government outsourcing market, as the federal government moves block grants down to the state level. The Company has also increased its marketing to commercial customers and believes its proven track record and technological expertise make it well positioned to increase penetration in this market.

                                THE TRANSACTIONS


     In addition to the proceeds provided by the sale of the Original Notes (the "Offering"), the Company replaced its former $100.0 million accounts receivable securitization facility ("Former Securitization Facility") with a new $140.0 million securitization facility ("New Securitization Facility") on April 18, 1997. The Former Securitization Facility was, and the New Securitization Facility is, non-recourse to the Company. The Company and its ESOP have recently purchased a substantial portion of the Company's equity securities formerly held by Capricorn in exchange for cash and notes ("Capricorn Transaction"). Capricorn, an investment fund, provided substantial capital in connection with the Company's leveraged buyout in 1988. See "The Transactions" and "Description of Certain Financing Arrangements."


     The sources and uses of funds to replace the Former Securitization Facility and to pay the notes issued in connection with the Capricorn Transaction are set forth in the following table (dollars in millions):

             SOURCES OF FUNDS                                     USES OF FUNDS
------------------------------------------          ------------------------------------------

Issuance of Notes......................... $ 99.5   Replace Existing Securitization
                                                      Facility................................ $100.0

New Securitization Facility...............   50.0(1) Repay notes issued in connection with the
                                                      Capricorn Transaction...................   28.2

                                                    General Corporate Purposes................   16.3

                                                    Estimated Fees and Expenses...............    5.0
                                           ------                                              ------

          Total Sources................... $149.5   Total Uses................................ $149.5
                                           ======                                              ======

------------------


(1) At the closing of the New Securitization Facility, the Company borrowed $50.0 million of $110.0 million available for borrowing based upon current levels of eligible collateral.



     Upon the closing of the New Securitization Facility, the line of credit with Citicorp North America, Inc. (the "Revolving Credit Facility") was voluntarily reduced to $15.0 million. See "Description of Certain Financing Arrangements."

                               THE EXCHANGE OFFER

The Exchange Offer........................  The Company is offering to exchange $1,000 principal amount of
                                            Exchange Notes for each $1,000 principal amount of Original Notes that are properly tendered and accepted. The Company will issue
                                            Exchange Notes on or promptly after the Expiration Date. There is
                                            $100.0 million aggregate principal amount of Original Notes outstanding. See "The Exchange Offer."
                                            Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to this Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-
                                            dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemptions under the Securities Act or (ii) a person that is an affiliate of the
                                            Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange
                                            Notes. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange
                                            Notes.
Registration Rights Agreement.............  The Original Notes were sold by the Company on March 17, 1997 to BT
                                            Securities Corporation and Citicorp Securities, Inc. (the "Initial
                                            Purchasers") pursuant to a Purchase Agreement dated as of March 11,
                                            1997 by and among the Company and the Initial Purchasers (the
                                            "Purchase Agreement"). Pursuant to the Purchase Agreement, the
                                            Company and the Initial Purchasers entered into a Registration Rights
                                            Agreement dated as of March 17, 1997 (the "Registration Rights
                                            Agreement") which grants the holders of the Original Notes certain exchange and registration rights. See "The Exchange
                                            Offer--Termination of Certain Rights." This Exchange Offer is
                                            intended to satisfy such rights, which terminate upon the
                                            consummation of the Exchange Offer. The holders of the Exchange Notes are not entitled to any exchange or registration rights with respect to the Exchange Notes.
Expiration Date...........................  The Exchange Offer will expire at 5:00 p.m., New York City time, on
                                                     , 1997, unless the Exchange Offer is extended by the Company in its sole discretion, in which
                                            case the term "Expiration Date"
                                            shall mean the latest date and time
                                            to which the Exchange Offer is
                                            extended.
Accrued Interest on the Exchange Notes and
  Original Notes..........................  The Exchange Notes will bear interest from and including the Issue
                                            Date. Holders whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Original Notes.

Conditions to the Exchange Offer..........  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer--Certain
                                            Conditions to the Exchange Offer." The Exchange Offer is not
                                            conditioned upon any minimum aggregate principal amount of Original
                                            Notes being tendered for exchange.
Procedures for Tendering Notes............  Each holder of Original Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of
                                            Transmittal, or such facsimile, together with such Original Notes and any other required documentation to United States Trust Company of
                                            New York, as Exchange Agent, at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by the holder of the Original Note in connection with the
                                            Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of Exchange Notes, (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange Offer--Resale of the Exchange Notes"), (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of
                                            Exchange Notes obtained by such holder in exchange for Original Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 under the Securities
                                            Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original
                                            Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the
                                            Securities Act. See "The Exchange Offer--Procedures for Tendering."

Special Procedures for Beneficial
  Owners..................................  Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Original Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See
                                            "The Exchange Offer--Procedures for Tendering." If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the
                                            Expiration Date.

Guaranteed Delivery Procedures............  Holders of Original Notes who wish to tender their Original Notes and whose Original Notes are not immediately available or who cannot deliver their Original Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to United States
                                            Trust Company of New York, as Exchange Agent, prior to the Expiration
                                            Date, must tender their Original Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer-- Guaranteed
                                            Delivery Procedures."

Acceptance of the Original Notes and
  Delivery of the Exchange Notes..........  Subject to the satisfaction or waiver of the conditions to the
                                            Exchange Offer, the Company will accept for exchange any and all
                                            Original Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the
                                            Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the
                                            Exchange Offer."

Withdrawal Rights.........................  Tenders of Original Notes may be withdrawn at any time prior to the
                                            Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

Certain Federal Income Tax
  Considerations..........................  For a discussion of certain federal income tax considerations relating to the exchange of the Original Notes for the Exchange
                                            Notes, see "Certain Federal Income Tax Considerations."

Exchange Agent............................  United States Trust Company of New York is serving as the exchange agent (the "Exchange Agent") in connection with the Exchange Offer.
                                            United States Trust Company of New York also serves as Trustee under the Indenture.

Consequences of Failure to Exchange.......  The Original Notes that are not exchanged pursuant to the Exchange
                                            Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule
                                            144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the
                                            Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange
                                            Offer--Consequences of Failure to Exchange."

                                   THE NOTES


The Exchange Notes........................  The Exchange Offer applies to $100.0 million aggregate principal amount of the Original Notes. The form and terms of the Exchange
                                            Notes are the same as the form and terms of the Original Notes except that (i) the exchange will have been registered under the Securities
                                            Act and, therefore, the Exchange Notes will not bear legends restricting their transfer pursuant to the Securities Act, and (ii)
                                            holders of the Exchange Notes will not be entitled to certain rights of holders of the Original Notes under the Registration Rights
                                            Agreement, which rights will terminate upon consummation of the
                                            Exchange Offer. The Exchange Notes will evidence the same debt as the
                                            Original Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. See "Description of
                                            Notes" for further information and for definitions of certain capitalized terms used below.

Maturity Date.............................  March 1, 2007.

Interest Rate and Payment Dates...........  The Exchange Notes will bear interest at a rate of 9 1/2% per annum.
                                            Interest on the Exchange Notes will accrue from the Issue Date and will be payable semi-annually on March 1 and September 1 of each year, commencing on September 1, 1997.

Subordination.............................  The Exchange Notes will be general unsecured obligations of the
                                            Company and will be subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company. The Exchange
                                            Notes will rank pari passu with the Original Notes. At May 1, 1997, the aggregate outstanding amount of Senior Debt of the Company was
                                            $59.2 million (including issued but undrawn letters of credit of
                                            $5.4 million and excluding unused commitments expected to be available for borrowing of $69.6 million). The Notes will be effectively subordinated to all secured indebtedness of the Company as well as existing and future obligations of the Company's subsidiaries. See "Description of Notes--Subordination."

Optional Redemption.......................  Except as described below, the Company may not redeem the Exchange
                                            Notes prior to March 1, 2002. On or after such date, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth herein, plus accrued interest to the date of redemption. In addition, at any time on or prior to March 1, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Notes originally issued in the Offering with the net cash proceeds of one or more Public Equity Offerings (as defined) at a redemption price equal to 109.50% of the principal amount to be redeemed, plus accrued interest to the date of redemption; provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding after any such redemption. See "Description of Notes--Optional
                                            Redemption."

Change of Control.........................  Upon a Change of Control (as defined), each holder of the Notes will have the right to require the Company to repurchase such holder's
                                            Notes at a price equal to 101% of their principal amount, plus accrued interest to the date of repurchase. See "Description of
                                            Notes--Change of Control."

Certain Covenants.........................  The Indenture governing the Notes (the "Indenture") contains certain covenants that limit the ability of the Company and certain of its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any
                                            Senior Debt and senior in right of payment to the Notes, incur liens, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company and certain of its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. See "Description of
                                            Notes--Certain Covenants."

  For additional information regarding the Notes, see "Description of Notes."

                                  RISK FACTORS

     See "Risk Factors," which begins on page 13, for a discussion of certain factors that should be considered in evaluating an investment in the Exchange Notes.

     SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


     The following table sets forth summary historical and unaudited pro forma consolidated financial information of the Company. The summary historical consolidated financial information of the Company for the three years ended December 31, 1996 has been derived from the Company's audited financial statements. The pro forma and other data for the year ended December 31, 1996 and the three months ended March 27, 1997 and March 28, 1996, give effect to the Offering, the New Securitization Facility, and the Capricorn Transaction (collectively, the "Transactions"), as if such Transactions had occurred on January 1, 1996, and the pro forma balance sheet data gives effect to the Transactions as if the Transactions had occurred on March 27, 1997. The following information should be read in conjunction with the "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and the notes thereto included elsewhere or incorporated by reference in this Prospectus.

                                         UNAUDITED PRO FORMA
                                      ---------------------------------------------------
                                         THREE MONTHS ENDED
                                      ------------------------    YEAR ENDED DECEMBER 31,         YEARS ENDED DECEMBER 31,
                                      MARCH 27,     MARCH 28,     -----------------------    ----------------------------------
                                         1997          1996                1996                 1996         1995        1994
                                      ----------    ----------    -----------------------    ----------    --------    --------
                                                      (IN THOUSANDS, EXCEPT RATIO DATA)
INCOME STATEMENT DATA:
  Revenues.........................   $  271,137    $  241,726          $ 1,021,453          $1,021,453    $908,725    $818,683
  Cost of services.................      259,794       230,997              970,163             970,163     871,317     783,121
                                      ----------    ----------          -----------          ----------    --------    --------
  Gross profit.....................       11,343        10,729               51,290              51,290      37,408      35,562
  Corporate selling and
    administrative expense.........        4,439         4,460               18,241              18,241      18,705      16,887
                                      ----------    ----------          -----------          ----------    --------    --------
  Operating income.................        6,904         6,269               33,049              33,049      18,703      18,675
  Interest expense.................        3,828         3,636               14,609              10,220      14,856      14,903
  Interest income..................         (361)         (614)              (1,752)             (1,752)     (3,804)     (2,398)
  Other expenses...................          277           566                5,474               5,474      10,212       7,628
  Income tax provision (benefit)...          948           778                4,137               5,893      (9,090)     (2,236)
  Minority interest................          408           296                1,265               1,265       1,255       1,130
                                      ----------    ----------          -----------          ----------    --------    --------
  Earnings (loss) from continuing
    operations before extraordinary
    item...........................   $    1,804    $    1,607          $     9,316          $   11,949    $  5,274   $    (352)
                                      ----------    ----------          -----------          ----------    --------    --------
                                      ----------    ----------          -----------          ----------    --------    --------

OTHER DATA:
  Adjusted EBITDA(1)...............   $    8,682    $    7,295          $    38,997          $   38,997    $ 29,722    $ 29,177
  Total debt to Adjusted EBITDA....                                             3.9x
  Adjusted EBITDA to interest
    expense........................                                             2.7x
  Ratio of earnings to fixed
    charges........................                                             1.6x
  Depreciation and
    amortization(2)................   $    2,463    $    1,888          $     8,638          $    8,638    $ 10,424    $ 15,669
  Capital expenditures.............   $    1,360    $    1,502          $     5,310          $    5,310    $  4,789    $  3,742

                                      UNAUDITED
                                      PRO FORMA
                                          AT
                                      MARCH 27,
BALANCE SHEET DATA:                      1997
                                      ----------
  Total assets.....................   $  364,412
  Total debt.......................   $  153,074(3)


------------------
(1) EBITDA represents the sum of earnings (loss) from continuing operations before extraordinary items, income taxes, interest expense, interest income, depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the Company's ability to meet debt service requirements. The Company considers EBITDA to be an indicative measure of the Company's operating performance. However, such information should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles (GAAP). Adjusted EBITDA is defined as EBITDA adjusted to eliminate (w) $3,299 accrual for supplemental pension and other fees payable to retiring officers and a member of the Board of Directors in the year ended December 31, 1996 and pro forma year ended December 31, 1996; (x) loss related to the Company's Mexican operations of $4,362 in the year ended December 31, 1995, $926 in the year ended December 31, 1994 and $11 in the year ended December 31, 1993; (y) legal fees related to the defense of a lawsuit by a subcontractor of a former electrical contracting subsidiary of $750 in the year ended December 31, 1996, pro forma year ended December 31, 1996, $2,400 in the year ended December 31, 1995, and $2,665 in the year ended December 31, 1994, and (z) accruals for uninsured costs related to an inactive subsidiary's alleged use of asbestos products of $5,300 in the year ended December 31, 1995. The determination of the amounts referred to in clauses
    (y) and (z) above are subject to numerous uncertainties and judgments which are described in Note 21(a) and (b) to the Consolidated Financial Statements dated December 31, 1996 included in the Annual Report and it is possible that additional amounts will be required to be recorded in the future. See "Risk Factors--Potential for Adverse Judgments in Legal Proceedings" and
    Note 21 to the Consolidated Financial Statements dated December 31, 1996 included in the Annual Report.

(2) Excludes amortizaton of deferred debt expense and discount on the Notes that are included in interest expense.

(3) Shown net of discount of $516.

                                  RISK FACTORS

     Investors should carefully consider the following factors in addition to the other information set forth or incorporated by reference in this Prospectus before making an investment in the Exchange Notes offered hereby.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE AND REFINANCE DEBT


     The Company is highly leveraged. As of May 1, 1997, the Company's indebtedness was $158.7 million, net of discount of $0.5 million, (including issued but undrawn letters of credit of $5.4 million and excluding unused commitments available for borrowing of $69.6 million) and its Stockholders" Equity was negative $7.7 million. For the Company's deficiency of earnings to fixed charges for the five years ended December 31, 1996, see 'selected Historical Financial Data." Subject to the restrictions in the New Securitization Facility and the Indenture which require a Consolidated Debt Coverage Ratio, as hereafter defined, of at least 2.0:1.0, the Company may incur additional indebtedness from time to time to finance acquisitions, working capital, or capital expenditures or for other purposes. See "Description of Certain Financing Arrangements" and "Description of Notes--Certain Covenants and--Certain Definitions."


     The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited and, if additional borrowings can be made, they may not be on terms favorable to the Company; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally.

     The Company's ability to pay interest on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. The Company anticipates that its operating cash flow together with the proceeds from the Offering and borrowings under the New Securitization Facility and Revolving Credit Facility will be sufficient to meet its operating expenses and to service its debt obligations as they become due. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. If the Company is unable to repay its debt as it becomes due, the purchasers of the Notes could lose some or all of their investment.

SUBORDINATION OF THE NOTES

     The payment of principal, premium (if any) and interest on, and any other amounts owing in respect of, the Notes will be subordinated to the prior payment in full of all existing and future Senior Debt. At May 1, 1997, the aggregate outstanding amount of Senior Debt of the Company was $59.2 million (including issued but undrawn letters of credit of $5.4 million and excluding unused commitments available for borrowing of $69.6 million). In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes. See "Description of Notes--Subordination."


RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY's INDEBTEDNESS


     The Indenture restricts, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. Unless the Consolidated Debt Coverage Ratio, after giving effect to newly incurred indebtedness, remains at least 2.0:1.0, the Company cannot make additional investments or incur additional indebtedness outside the ordinary course of business. As of March 27, 1997, the Consolidated Debt Coverage Ratio, pro formed to reflect the Transactions, was approximately 2.5:1.0. See "Description of Notes." In addition, the Revolving Credit Facility contains substantially similar restrictive covenants. See

"Description of Certain Financing Arrangements." A breach of any of these covenants could result in a default under the Revolving Credit Facility and the New Securitization Facility. Upon the occurrence of an event of default under the New Securitization Facility or the Revolving Credit Facility, the lenders could elect to declare all amounts outstanding, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure that indebtedness, which indebtedness currently is secured by substantially all of the assets of the Company. If the lenders under the New Securitization Facility or the Revolving Credit Facility accelerate the payment of such indebtedness, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes.


     Under the terms of the New Securitization Facility, if the interest coverage ratio (as defined) falls below 1.1:1.0 or if scheduled principal payments on the Company's other indebtedness exceed $40.0 million during the 24-month period, or $20.0 million during the 12-month period, preceding the scheduled maturity of the Facility, the Company's ability to obtain funding through the Facility will be suspended, and the Company's wholly owned, bankruptcy-remote, financing subsidiary, Dyn Funding Corporation ("DFC") would be unable to convert the Company's accounts receivable into cash prior to actual collection thereof. As of March 27, 1997, the interest coverage ratio, pro formed to reflect the Transactions, was approximately 3.25:1.0. Further, if the collateral value of the receivables and cash held by DFC falls below the amount of outstanding borrowings under the Facility, and the Company fails to provide sufficient receivables or cash to increase the collateral value to such amount, the Company's ability to obtain funding through the Facility will be suspended or terminated and collections on receivables will be used to repay all or part of amounts outstanding under the Facility. The suspension or termination of the Company's ability to obtain funding through the Facility and the use of collections to repay borrowings under the Facility would result in additional demands on the Company's cash resources. See "The Transactions" and "Description of Certain Financing Arrangements."


PAST NET LOSSES


     The Company reported net earnings of $2.3 million for the three months ending March 27, 1997 and $14.6 million and $2.4 million for the years ended December 31, 1996 and 1995, respectively, and net losses for the years ended December 31, 1994, 1993, and 1992, of $12.8 million, $13.4 million, and $23.3 million, respectively. In the future, there can be no assurance that profitable operations will be sustained.


     The Company had federal and state deferred tax assets of $8.0 million at December 31, 1996 that have not been recognized because of the uncertainty of achieving the future earnings in either the time frame or in the particular state jurisdictions needed to realize the tax benefit.


DEPENDENCE ON AND RISKS INHERENT IN U.S. GOVERNMENT CONTRACTS

     The Company derived 97.1% and 94.6% of its revenues for the years ended December 31, 1996 and 1995, respectively, from contracts and sub-contracts with the U.S. Government ("Government Contracts"). Contracts with the DoD represented 52.0% and 53.3% of the Company's revenues for the years ended December 31, 1996 and 1995, respectively. Continuation and renewal of the Company's existing Government Contracts and the acquisition by the Company of additional Government Contracts is contingent upon, among other things, the availability of adequate funding for various U.S. Government agencies. A further significant decline in U.S. military expenditures, particularly in the operations and maintenance portion of the defense budget, or a reapportioning of such expenditures reducing the operations and maintenance segment, might materially and adversely affect the Company's revenues and earnings. The loss or significant curtailment of the Company's material U.S. military contracts would materially and adversely affect the Company's future revenues and earnings.

     Typically, a Government Contract has an initial term of one year combined with two, three, or four one-year renewal periods, exercisable at the discretion of the Government. The Government is not obligated to exercise its option to renew a Government Contract. At the time of completion of a Government Contract, the contract in its entirety is "recompeted" against all eligible third-party providers. Contracts between the U.S. Government and its prime contractors usually contain standard provisions for termination at the convenience of the Government or such prime contractors. There can be no assurance that terminations will not occur, and such terminations could adversely affect the Company's business and prospects.

     The Company's Government Contract services are provided through three types of contracts--fixed-price, time-and-materials, and cost-reimbursement. The Company assumes financial risk on fixed-price contracts and time-and-materials contracts, because the Company assumes the risk of performing those contracts at the stipulated prices or negotiated hourly rates. The failure to accurately estimate ultimate costs or to control costs during performance of the work could result in losses or smaller than anticipated profits. With regard to cost-reimbursement contracts, to the extent that the actual costs incurred are within the contract ceiling and allowable under the terms of the contract and applicable regulations, the Company is entitled to reimbursement of its costs plus a stipulated profit.

     Government Contract payments received by the Company for allowable direct and indirect costs are subject to adjustment and repayment after audit by Government auditors if the payments exceed allowable costs as defined in such Government Contracts. Audits have been completed on the Company's incurred contract costs through 1986 and are continuing for subsequent periods. The Company has included an allowance for excess billings and contract losses in its financial statements that it believes is adequate based on its interpretation of contracting regulations and past experience. There can be no assurance, however, that this allowance will be adequate.


     The Company is aware of various costs questioned by the government, including issues related to the recoverability of certain of its ESOP contributions, but cannot determine the outcome of the audit findings at this time. In addition, the Company is occasionally the subject of investigations by the Department of Justice and other investigative organizations, resulting from employee and other allegations regarding business practices. In management's opinion, there are no outstanding issues of this nature at March 27, 1997 that will have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

     As a U.S. Government contractor, the Company is subject to federal regulations under which its right to receive future awards of new Government Contracts, or extensions of existing Government Contracts, may be unilaterally suspended or barred should the Company be convicted of a crime or be indicted based on allegations of a violation of certain specific federal statutes or other activities. The initiation of suspension or debarment hearings against the Company or any of its affiliated entities could have a material adverse impact upon the Company's business and prospects.

POTENTIAL FOR ADVERSE JUDGMENTS IN LEGAL PROCEEDINGS


     The Company and its subsidiaries are involved in various claims and lawsuits, including contract disputes and claims based on allegations of negligence and other tortious conduct. The Company and its subsidiaries are also potentially liable for certain environmental, personal injury, tax and other issues related to prior operations of divested businesses. In addition, an inactive subsidiary of the Company has been named as one of many defendants in many civil lawsuits in certain state courts (primarily Texas); the alleged claims arise out of the subsidiary's installation and distribution of industrial insulation products that allegedly contained asbestos. Management has estimated the Company's exposure to these lawsuits on a consolidated basis, including estimated future filings, in view of possible recoveries and contributions from insurance, and has established reserves therefore. It is possible that the level of filings will increase more than management has anticipated, thereby increasing such exposure, and no upper limit of exposure can be reasonably estimated. See "Legal Proceedings."

COMPETITION

     The markets which the Company services are highly competitive. In each of its businesses, the Company's competition is quite fragmented, with no single competitor holding a significant market position. The Company experiences vigorous competition from industrial firms, university laboratories, nonprofit institutions and U.S. Government agencies. Some of the Company's competitors are large, diversified firms with substantially greater financial resources and larger technical staffs than the Company has available to it. Government agencies also compete with and are potential competitors of the Company because they can utilize their internal resources to perform certain types of services that might otherwise be performed by the Company. A majority of the Company's revenues are derived from contracts with the U.S. Government and its prime contractors, and such contracts are awarded on the basis of negotiations or competitive bids where price is a significant factor.

COMPANY MAY BE OBLIGATED TO REPURCHASE SHARES OF CERTAIN ESOP PARTICIPANTS

     In the event that an employee participating in the ESOP is terminated, retires, dies or becomes disabled while employed by the Company, the ESOP, or the Company under certain circumstances, is obligated to repurchase shares of common stock distributed to such former employee under the ESOP, until such time as the common stock becomes readily tradable stock. In addition, after ten years of participation in the ESOP, a participant who is 55 years of age may receive a distribution of up to 25% of shares from his or her account, increasing to 50% after age 60, for diversification purposes. These shares are also subject to the repurchase obligation. To the extent that the Company repurchases shares as described above, its availability of cash will be adversely affected. DynCorp has the right under both the ESOP and applicable law to defer indefinitely the repurchase of any shares if payment to the shareholders would impair the capital of the Company. See "Employee Stock Ownership Plan." The Company's future obligations with respect to the ESOP are not restricted under the Indenture. See "Description of Notes--Certain Covenants."

ABSENCE OF PUBLIC MARKET

     The Exchange Notes are being offered to Holders of the Original Notes. The Original Notes were sold by the Company to a limited number of institutional investors and are eligible for trading in the PORTAL Market. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Original Notes could be adversely affected. The Original Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in the Exchange Offer.

     The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

     If a public trading market develops for the Exchange Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount from their principal amount.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Original Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon and in the Offering Memorandum, dated March 11, 1997, because the Notes were issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom, or in a transaction not subject to the Securities Act and applicable state securities laws. The Company does not intend to register the Original Notes under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so except under limited circumstances. See "The Exchange Offer--Purpose of the Exchange Offer." Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business, such holders have no arrangement with any person to participate in the distribution of such Exchange Notes and neither such holders nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes. Any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that received Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent the Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected. See "The Exchange Offer."

EXCHANGE OFFER PROCEDURES

     The Exchange Notes will be issued in exchange for Original Notes only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange. Original Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected. See "The Exchange Offer."

PURCHASE OF NOTES UPON CHANGE OF CONTROL

     Upon a Change of Control (as defined in the Indenture), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. The source of funds for any such purchase would be the Company's available cash or cash generated from other sources. However, there can be no assurance that sufficient funds would be available at the time of any Change of Control to make any required repurchases of Notes tendered.


     The Company could, in the future, enter into certain transactions, including acquisitions, refinancing or other recapitalizations or highly leveraged transactions, which would not constitute a Change of Control under the Indenture but could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings or otherwise adversely affect holders of the Exchange Notes.

                                THE TRANSACTIONS


     The Company has retired the funding provided by the Former Securitization Facility and replaced it with the New Securitization Facility. Additionally, the Company and its ESOP have recently purchased equity securities in the Capricorn Transaction.


THE NEW SECURITIZATION FACILITY



     The Company primarily funds its working capital requirements through an accounts receivable securitization program that is managed by DFC. In 1992, DFC issued $100.0 million aggregate principal amount of notes under the Former Securitization Facility to fund the accounts receivable securitization program. See "Description of Certain Financing Arrangements." The Company entered into agreements with certain investors to fund the New Securitization Facility with a borrowing capacity of up to $140.0 million on April 18, 1997. At the time of the closing $110.0 million of the Facility was available for borrowing, based on current levels of eligible collateral, and the Company borrowed $50.0 million. The Former Securitization Facility was, and the New Securitization Facility is, non-recourse to the Company.

THE CAPRICORN TRANSACTION


     The Company and its ESOP recently entered into agreements with certain of the investors in Capricorn, a limited partnership in which a company controlled by H.S. Winokur, Jr., the Company's former Chairman and current director, serves as general partner. Under the terms of the agreements, the ESOP purchased all of the Company's Class C Preferred Stock, and the Company purchased a substantial portion of Common Stock and certain Common Stock Warrants that were previously held by Capricorn. The total purchase price for all of these securities was $56.4 million. The price per share of equivalent Common Stock was based upon the most recent price paid by the ESOP for shares of Common Stock, adjusted for a liquidity discount and the warrant exercise price, and was conditioned upon fairness opinions by the ESOP's and the Board of Directors' financial advisors. The ESOP paid $18.6 million for its securities, of which approximately $9.3 million was paid in cash and $9.3 million was paid in notes ("ESOP Capricorn Notes"). The Company paid $37.8 million for its securities, of which approximately $18.9 million was paid in cash and $18.9 million was paid in notes (the "Company Capricorn Notes"). The Company used a portion of the proceeds from the Offering and borrowings under the New Securitization Facility to repay the Company Capricorn Notes and to make a loan to the ESOP for the purpose of permitting it to repay the ESOP Capricorn Notes. Concurrently with the Capricorn Transaction, the ESOP converted the Class C Preferred Stock and exercised the Common Stock Warrants issuable upon such conversion, and the Company issued 949,692 shares of Common Stock to the ESOP. Following the Company's and the ESOP's recent purchases of securities from Capricorn, the ESOP and management own approximately 85% of the Company's capital stock on a fully diluted basis.



     The Company engaged in the Capricorn Transaction in order to: eliminate the potential effect of certain preferential voting rights given the Class C Preferred Stock in the Company's certificate of incorporation; reduce the equity holdings and voting capacity, and related potential for control of the Company, of a large outside stockholder; reduce the outstanding and fully diluted equity of the Company; provide treasury shares for future issuance to employees under the Company's various compensation and benefit plans without the need for issuance of new shares; and provide additional shares for the ESOP, which can only acquire shares by purchase from the Company or other stockholders. The ESOP's purpose for engaging therein was to acquire shares for allocation to participants' accounts in 1997 and 1998. In addition to converting a portion of the Company's total capitalization from equity capitalization to debt capitalization, the Capricorn Transaction reduced the Company's fully diluted equity, will increase the Company's debt expense and will have an impact on the Company's earnings per share.

     The following table sets forth the sources and uses of funds to consummate the Transactions (dollars in millions). The actual amounts of sources and uses of funds on the date the Transactions are consummated may vary.

              SOURCES OF FUNDS                                       USES OF FUNDS
--------------------------------------------          --------------------------------------------
Issuance of Notes........................... $ 99.5   Replace Existing Securitization              $100.0
                                                        Facility..................................
New Securitization Facility.................   50.0(1) Repay notes issued in connection with the     28.2
                                                        Capricorn Transaction.....................
                                                      General Corporate Purposes..................   16.3
                                                      Estimated Fees and Expenses.................    5.0
                                             ------                                                ------
         Total Sources...................... $149.5   Total Uses.................................. $149.5
                                             ======                                                ======

------------------

(1) At the closing of the New Securitization Facility, the Company borrowed $50.0 million of $110.0 million available for borrowing based upon current levels of eligible collateral.



     Upon the closing of the New Securitization Facility, the Revolving Credit Facility was voluntarily reduced to $15.0 million. See "Description of Certain Financing Arrangements."

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Original Notes in like principal amount, the terms of which are identical to the Exchange Notes. The Original Notes surrendered in exchange for Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company on a pro forma basis giving effect to the Transactions as if they had occurred on March 27, 1997. This table should be read in conjunction with the 'selected Historical Financial Data" and "Unaudited Pro Forma Financial Data" included elsewhere in this Offering Memorandum.


                                                                             MARCH 27, 1997
                                                                          ACTUAL    AS ADJUSTED
                                                                          ------    -----------
                                                                               (UNAUDITED)
                                                                          (DOLLARS IN MILLIONS)
Revolving Credit Facility..............................................   $   --      $    --(1)
Existing Securitization Facility.......................................    100.0           --
New Securitization Facility............................................       --         50.0(2)
Notes(4)...............................................................     99.5         99.5
Other Debt.............................................................      3.6          3.6
                                                                          ------    ---------
     Total Debt........................................................   $203.1      $ 153.1
Stockholders' Deficit(3)...............................................     (8.3)        (8.3)
                                                                          ------    ---------
Total Capitalization...................................................   $194.8      $ 144.8
                                                                          ======    =========


------------------

(1) Upon consummation of the Offering and the New Securitization Facility, $15.0 million was committed under the Revolving Credit Facility, of which $5.4 million was utilized to support stand-by letters of credit as of May 1, 1997.


(2) At the closing of the New Securitization Facility, the Company borrowed $50.0 million of approximately $110.0 million available for borrowing based upon current levels of eligible collateral.



(3) Includes temporary and permanent stockholders' equity of $149.4 million and negative $157.7 million, respectively.



(4) Shown net of discount of $0.5 million.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma consolidated financial information of the Company is based on the historical consolidated financial statements of the Company and have been prepared to illustrate the effects of the Transactions. See "The Transactions."


     The unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 1996 and the three months ended March 27, 1997 and March 28, 1996 have been prepared as if the Transactions had occurred on January 1, 1996, and the unaudited consolidated condensed balance sheet as of March 27, 1997 has been prepared to give effect to the Transactions as if the Transactions had occurred on March 27, 1997.


     The unaudited pro forma consolidated condensed financial data is not necessarily indicative of how the Company's balance sheet and results of operations would have been presented had the Transactions actually been consummated on March 27, 1997 and January 1, 1996, respectively. Moreover, the pro forma financial data is not intended to be indicative of future results of operations or presentation of the balance sheet. The unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements and related notes thereto included in the Annual Report that accompanies this Prospectus.

                            DYNCORP AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
          FOR THE THREE MONTHS ENDED MARCH 27, 1997 AND MARCH 28, 1996



                                          THREE MONTHS ENDED MARCH 27, 1997         THREE MONTHS ENDED MARCH 28, 1996
                                        --------------------------------------    --------------------------------------
                                                       PRO FORMA                                 PRO FORMA
                                        HISTORICAL    ADJUSTMENTS    PRO FORMA    HISTORICAL    ADJUSTMENTS    PRO FORMA
                                        ----------    -----------    ---------    ----------    -----------    ---------
Revenues.............................    $ 271,137      $            $271,137      $ 241,726      $            $241,726
Cost of services.....................      259,794                    259,794        230,997                    230,997
                                        ----------                   ---------    ----------                   ---------
Gross profit.........................       11,343                     11,343         10,729                     10,729
Corporate selling and administrative
  expense............................        4,439                      4,439          4,460                      4,460
                                        ----------                   ---------    ----------                   ---------
Operating income.....................        6,904                      6,904          6,269                      6,269
Interest expense.....................        2,983          845(1)      3,828          2,580        1,056(1)      3,636
Interest income......................         (361)                      (361)          (614)                      (614 )
Other expenses.......................          277                        277            566                        566
Income tax provision (benefit).......        1,286         (338)(2)       948          1,200         (422)(2)       778
Minority interest....................          408                        408            296                        296
                                        ----------    -----------    ---------    ----------    -----------    ---------
Earnings from continuing operations
  before extraordinary item..........        2,311         (507)        1,804          2,241         (634)        1,607
Preferred Class C dividends not
  declared or recorded...............           --           --            --           (534)         534            --
                                        ----------    -----------    ---------    ----------    -----------    ---------
Common stockholders' share of
  earnings from continuing operations
  before extraordinary item..........    $   2,311      $  (507)     $  1,804      $   1,707      $  (100)     $  1,607
                                        ==========    ==========     =========    ==========    ===========    ========


------------------
   Notes to Unaudited Pro Forma Consolidated Condensed Statements of Operations.


(1)
         THREE MONTHS ENDED
       ----------------------
       MARCH 27,    MARCH 28,
         1997         1996
       ---------    ---------
          3,450                 3,450 Interest expense and amortization of
                                deferred debt expense related to the assumed
                                interest rates for the Notes (9 1/2%) and New
                                Securitization Facility (7 1/3%).
         (2,605)      (2,394)   Eliminate interest expense and amortization of deferred debt expense related to the retirement of the Existing Securitization Facility and Revolving Credit Facility and
                                the interest and deferred debt amortization on
                                the Notes for the period March 17, 1997 to March
                                27, 1997.
       ---------    ---------
        $   845      $ 1,056
       =========    =========



(2) Estimated effective income tax of pro forma adjustments.

(3) Elimination of Class C Preferred Stock dividends since the ESOP purchased the Class C Preferred Stock and converted it to Common Stock.

                              DYNCORP AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED DECEMBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)


                                                                                YEAR ENDED DECEMBER 31, 1996
                                                                           ---------------------------------------
                                                                                          PRO FORMA
                                                                           HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                                           ----------    -----------    ----------
Revenues................................................................   $1,021,453      $            $1,021,453
Cost of services........................................................      970,163                      970,163
                                                                           ----------                   ----------
Gross profit............................................................       51,290                       51,290
Corporate selling and administrative expense............................       18,241                       18,241
                                                                           ----------                   ----------
Operating income........................................................       33,049                       33,049
Interest expense........................................................       10,220        4,389(1)       14,609
Interest income.........................................................       (1,752)                      (1,752)
Other expenses..........................................................        5,474                        5,474
Income tax provision (benefit)..........................................        5,893       (1,756)(2)       4,137
Minority interest.......................................................        1,265                        1,265
                                                                           ----------    -----------    ----------
Earnings from continuing operations.....................................       11,949       (2,633)          9,316
Preferred Class C dividends not declared or recorded....................       (2,284)       2,284              --
                                                                           ----------    -----------    ----------
Common stockholders' share of earnings from continuing operations.......   $    9,665      $  (349)     $    9,316
                                                                           ==========    ===========    ==========

Earnings per share from continuing operations...........................   $     0.82                   $     0.91
                                                                           ==========                   ==========



------------------
   Notes to Unaudited Pro Forma Consolidated Condensed Statements of Operations.

(1)
        YEAR ENDED
       DECEMBER 31,
           1996
       ------------
         $            13,758 Interest expense and amortization of deferred debt
                      expense related to the assumed interest rates for the
                      Notes (9 1/2%) and New Securitization Facility (7 1/3%).
         $ (9,369)    Eliminate interest expense and amortization of deferred debt expense related to the retirement of the Existing Securitization Facility and Revolving Credit Facility.
       ------------
         $  4,389
       ============


(2) Estimated effective income tax of pro forma adjustments.

(3) Elimination of Class C Preferred Stock dividends since the ESOP purchased the Class C Preferred Stock and converted it to Common Stock.

                            DYNCORP AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                 MARCH 27, 1997
                             (DOLLARS IN THOUSANDS)



                                                                                           PRO FORMA
                                                                           HISTORICAL    ADJUSTMENTS(1)    PRO FORMA
                                                                           ----------    --------------    ---------
ASSETS
Current assets
  Cash and cash equivalents.............................................   $   64,138      $  (50,000)     $ 14,138
  Accounts receivable and contracts in process..........................      186,893                       186,893
  Inventories and other current assets..................................       16,506                        16,506
                                                                           ----------    --------------    ---------
     Total current assets...............................................      267,537         (50,000)      217,537
Property and equipment, at cost less accumulated depreciation...........       19,294                        19,294
Intangible assets.......................................................       48,379                        48,379
Other assets............................................................       79,202                        79,202
                                                                           ----------    --------------    ---------
     Total assets.......................................................   $  414,412      $  (50,000)

                                                                           ==========    ==============    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable and current position of long-term debt..................   $      523      $               $    523
  Accounts payable and other current liabilities........................      140,003                       140,003
                                                                           ----------    --------------    ---------
       Total current liabilities........................................      140,526                       140,526
Long-term debt
  Notes payable.........................................................      103,067        (100,000)        3,067
  New securitization notes payable due 2002.............................           --          50,000        50,000
  Senior subordinated notes payable due 2007, net of discount...........       99,484                        99,484
Other liabilities and deferred credits..................................       79,621                        79,621
Temporary equity, redeemable common stock...............................      149,412                       149,412
Permanent stockholders' equity
  Preferred stock, Class C..............................................           --
  Common stock..........................................................          386                           386
  Paid-in surplus.......................................................      122,766                       122,766
  Deficit...............................................................      (98,948)                      (98,948)
  Common stock warrants.................................................        3,925                         3,925
  Other common stock equity accounts....................................     (185,827)                     (185,827)
                                                                           ----------    --------------    ---------
     Total liabilities and stockholders' equity.........................   $  414,412      $  (50,000)     $364,412
                                                                           ==========    ==============    =========



(1) Reflects the use of the proceeds from the issuance of the Notes and borrowings under the New Securitization Facility to retire the Existing Securitization Facility.

                       SELECTED HISTORICAL FINANCIAL DATA


     The following table presents summary selected historical financial data for the Company. The selected historical financial data for the five years ended December 31, 1996 were derived from the Consolidated Financial Statements of the Company, which have been audited by Arthur Andersen LLP. The selected financial data for the three months ended March 27, 1997 and March 28, 1996 were derived from the unaudited Consolidated Financial Statements of the Company which, in the opinion of management, reflect all adjustments necessary for a fair presentation. During the periods presented, the Company paid no cash dividends on its Common Stock. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto, included in the Company's Annual Report that accompanies this Prospectus and is incorporated by reference herein.


                                                  UNAUDITED
                                              THREE MONTHS ENDED                      YEARS ENDED DECEMBER 31,
                                             -------------------   ---------------------------------------------------------------
                                              March      March
                                                27,        28,
                                               1997       1996      1996(2)     1995(3)    1994(1)(5)    1993(1)(6)    1992(1)(7)
                                             --------   --------   ----------   --------   -----------   -----------   -----------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
    Revenues...............................  $271,137   $241,726   $1,021,453   $908,725    $ 818,683     $ 777,216     $ 728,244
    Cost of services.......................   259,794    230,997      970,163    871,317      783,121       742,460       707,803
                                             --------   --------   ----------   --------   -----------   -----------   -----------
    Gross profit...........................    11,343     10,729       51,290     37,408       35,562        34,756        20,441
    Corporate selling and administrative
      expense..............................     4,439      4,460       18,241     18,705       16,887        17,547        18,503
                                             --------   --------   ----------   --------   -----------   -----------   -----------
    Operating income.......................     6,904      6,269       33,049     18,703       18,675        17,209         1,938
    Interest expense.......................     2,983      2,580       10,220     14,856       14,903        14,777        14,629
    Other expenses and income..............       (84)       (48)       3,722      6,408        5,230         4,676        (1,059)
    Income tax provision (benefit).........     1,286      1,200        5,893     (9,090)      (2,236)        1,289         2,480
    Minority interest......................       408        296        1,265      1,255        1,130           952            --
                                             --------   --------   ----------   --------   -----------   -----------   -----------
    Earnings (loss) from continuing
      operations before extraordinary
      item(4)..............................  $  2,311   $  2,241   $   11,949   $  5,274    $    (352)    $  (4,485)    $ (14,112)
          ==                                 ========   ========   ==========   ========    =========     =========     =========

    Net earnings (loss)....................  $  2,311   $  2,241   $   14,629   $  2,368    $ (12,831)    $ (13,414)    $ (23,342)
                                             ========   ========   ==========   ========    =========     =========     =========

BALANCE SHEET DATA AT PERIOD END:
    Total assets...........................  $414,412   $348,881   $  368,752   $375,490    $ 396,000     $ 360,103     $ 338,135
    Long-term debt excluding current
      maturities...........................  $202,551   $149,412   $  103,555   $104,112    $ 230,444     $ 215,939     $ 198,770
    Redeemable common stock................  $149,412   $138,083   $  139,322   $135,894    $ 130,828     $ 100,630     $  95,391

Earnings (loss) per share from continuing
  operations before extraordinary item for
  common stockholders......................  $   0.21   $   0.14   $     0.82   $   0.29    $   (0.29)    $   (1.13)    $   (3.18)
Ratio of earnings to fixed charges(8)......      1.7x       1.7x         2.0x         --           --            --            --



------------------
(1) Restated for the discontinuance of the Commercial Aviation Business.

(2) 1996 includes $3,299 accrual for supplemental pension and other fees payable to retiring officers and a member of the Board of Directors (See Note 13 to the Consolidated Financial Statements dated December 31, 1996), $1,286 write-off of cost in excess of net assets acquired of an unconsolidated subsidiary (See Note 13 to the Consolidated Financial Statements dated December 31, 1996), $1,250 credit for a revised estimate of the ESOP Put Premium (See Notes 7 and 13 to the Consolidated Financial Statements dated December 31, 1996), and $4,067 reversal of income tax valuation allowance (See Note 14 to the Consolidated Financial Statements dated December 31,
    1996).

(3) 1995 includes $7,707 reversal of income tax valuation allowance (see Note 14 to the Consolidated Financial Statements dated December 31, 1996), $4,362 accrued for losses and reserves related to the Company's Mexican operation, $2,400 accrual of legal fees related to the defense of a lawsuit filed by a subcontractor of a former electrical contracting subsidiary (see Notes 13 and 21 to the Consolidated Financial Statements dated December 31, 1996) and $5,300 accrued for uninsured costs related to claims against a former subsidiary for alleged use of asbestos products (see Notes 13 and 21 to the Consolidated Financial Statements dated December 31, 1996).

(4) The extraordinary loss in 1995 of $2,886 and in 1992 of $2,526 result from the early extinguishment of debt.

(5) 1994 includes $3,250 write-off of investment in unconsolidated subsidiary (see Note 13 to the Consolidated Financial Statements dated December 31,
    1996), $2,665 accrual of legal fees related to the defense of a lawsuit filed by a subcontractor of a former electrical contracting subsidiary (see Notes 13 and 21 to the Consolidated Financial Statements dated December 31,
    1996), $1,830 credit for

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    reversal of legal costs associated with an acquired business (see Note 13 to the Consolidated Financial Statements dated December 31, 1996) and $4,069 reversal of income tax reserves (see Note 14 to the Consolidated Financial Statements dated December 31, 1996).

(6) 1993 includes $2,000 of legal and other expenses associated with an acquired business and $988 accelerated amortization of costs in excess of net assets of an acquired business, for assets that were subsequently determined to have been overvalued at the time of acquisition).

(7) 1992 Cost of Services includes approximately $6,000 for settlement of claims against the Company related to prior years.


(8) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes, extraordinary item and fixed charges. Fixed charges consist of the total (i) interest expense; (ii) amortization of debt expense and discount relating to any indebtedness; and (iii) that portion of rental expense considered to represent interest cost (assumed to be one-third). Earnings for years ended December 31, 1995, 1994, 1993 and 1992 were insufficient to cover fixed charges by $4,462, $3,118, $3,662 and $13,944, respectively.

                         EMPLOYEE STOCK OWNERSHIP PLAN


     Since 1988, the Company has sponsored the ESOP as the Company's principal retirement plan. The ESOP is a defined contribution employee stock ownership plan, designed to be invested in the Company's common stock and intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"), in which a majority of the Company's employees, other than those covered exclusively by collective bargaining agreements, participate.



     The Company makes quarterly cash contributions to the ESOP as a percentage of total compensation (as defined in applicable ERISA and Code provisions). These contributions are included in Cost of Services in the Company's financial statements. The ESOP then purchases shares of the Company's common stock either from former participants, investors, the Company or on the Company's Internal Stock Market. At March 27, 1997, the ESOP Trust held approximately 7,159,290 shares, representing approximately 62% of the Company's fully diluted equity, on behalf of approximately 30,000 participants.


     Upon retirement, disability, death or termination, participants receive their vested shares over a period of from one to ten years. In accordance with the plan documents and ERISA regulations, the ESOP Trust or the Company is obligated to repurchase shares from those inactive participants at the share value price determined by the ESOP's trustees, based upon the advice of their independent financial advisor, following its appraisal of the Company's shares, until such time as the shares are "readily tradable" on an established securities market. The plan documents require that those shares that were initially purchased by the ESOP in 1988 be valued at a control-share premium while they continue to be owned by the ESOP, while later-purchased shares are valued at a market, or minority-share, value. In addition, after ten years of participation in the plan, a participant who is 55 years of age may receive a distribution of up to 25% of shares from his account, increasing to 50% after age 60, for diversification purposes. These shares are also subject to the repurchase obligation. Historically, the amount of contributions has exceeded the repurchase obligation.

     DynCorp's conditional obligation to honor the puts is subject to several significant limitations. First, DynCorp has the right under both the ESOP Plan and applicable law to defer indefinitely the repurchase of any shares if payment to the shareholder would impair the capital of the Company. Second, DynCorp may elect to list its shares for sale publicly on a national exchange at any time, which would make them readily tradable on an established market. Under ERISA, this would extinguish the put option as to ESOP shares which have not been distributed by the Trust.

                 DESCRIPTION OF CERTAIN FINANCING ARRANGEMENTS


THE NEW SECURITIZATION FACILITY



     Under the New Securitization Facility DFC issued, under a Master Indenture, four contract accounts receivable collateralized notes: two term notes for an aggregate amount of $50.0 million ("Term Notes") and two grid notes for an aggregate amount of $90.0 million ("Grid Notes"). The Company did not borrow any amounts against the Grid Note at the closing of the New Securitization Facility. The Term Notes, which will mature on October 31, 2002 and bear interest at 7.486%, are collateralized by the right to receive proceeds from certain U.S. Government contracts and certain eligible accounts receivable of commercial customers ("Receivables") of the Company and its subsidiaries, which are purchased by DFC from time to time from the Company and its subsidiaries, at a slight discount. The Grid Notes, which will also mature on October 31, 2002 but bear interest at a floating rate, are collateralized by the same pool of Receivables; however, the Grid Notes would only be drawn upon to the extent that DFC requires cash to purchase new Receivables and increases the collateral thereby and must be reduced when DFC has more cash available than it needs for purchase of new Receivables. As DFC receives payments on the Receivables it has acquired, such funds are used to make required payments on the Notes, to pay its expenses of operation, and to purchase new Receivables. If the Receivables available for collateral were to decrease below the amount of the Term Note, DFC would be required to maintain excess cash in collateral account as security for the holders of the Term Notes. The Company retains an interest in the excess balance of Receivables over amounts due on the Notes through its ownership of the common stock of DFC. DFC declares dividends to the Company from time to time, from its retained earnings and surplus. Additional credit and liquidity support is provided through a reserve fund. The Notes will begin to amortize on April 30, 2002, when DFC's available cash must be used for payment of principal rather than the purchase of new Receivables.

THE REVOLVING CREDIT FACILITY


     The Company has available up to $15.0 million in financing under the Revolving Credit Facility to provide funds for working capital and letters of credit. The Company currently has approximately $5.4 million utilized at May 1, 1997, to support stand-by letters of credit under the Revolving Credit Facility.



                               LEGAL PROCEEDINGS



GENERAL



     The Company and its subsidiaries and affiliates are involved in various claims and lawsuits, including contract disputes and claims based on allegations of negligence and other tortious conduct. The Company is also potentially liable for certain personal injury, tax, environmental and contract dispute issues related to the prior operations of divested businesses. In addition, certain subsidiary companies are potentially liable for environmental, personal injury and contract and dispute claims. In most cases, the Company and its subsidiaries have denied, or believe they have a basis to deny, liability, and in some cases have offsetting claims against the plaintiffs, third parties or insurance carriers. As of March 27, 1997, the total amount of damages currently claimed by the plaintiffs in these cases is estimated to be approximately $127.0 million (including compensatory punitive damages and penalties). This amount includes estimates for claims that have been filed without specified dollar amounts or for amounts that are in excess of recoveries customarily associated with the stated causes of action; such amount does not include estimates for claims that may have been incurred but have not yet been asserted. The Company believes that the amount that will actually be recovered in these cases will be substantially less than the amount claimed. After taking into account available insurance, the Company believes it is adequately reserved with respect to the potential liability for such claims. The Company has recorded such damages and penalties that are considered to be probable recoveries against the Company or its subsidiaries. The Company's accounting policy is to accrue an estimate of the future legal costs that will be incurred to complete litigation of claims and disputed issues. This policy has been applied consistently for all significant legal issues for each period presented. See "Risk Factors--Potential for Adverse Judgments in Legal Proceedings."

     The Company estimates that the aggregate potential liability for claims asserted as of March 27, 1997 ranges from $8.5 million to $127.0 million, excluding amounts for claims that may have been incurred but have not yet been asserted, and has accrued aggregate reserves of $29.3 million for such claims, excluding approximately $2.0 million in additional reserves. Such estimates reflect management's best estimate of the aggregate liability that will result from these matters. While it is not possible to predict with certainty the outcome of litigation and other matters discussed herein, Company's management believes, based in part upon opinions of counsel, insurance in force and the facts currently known, that liabilities in excess of those recorded, if any, arising from such matters would not have a material adverse effect on the results of operations, consolidated financial position or liquidity of the Company over the long-term. As of March 27, 1997, the Company estimates that it had primary and excess insurance coverage, excluding approximately $92.0 million in excess coverage underwritten by insolvent carriers, of more than $507 million. It is possible, however, that the timing of the resolution of individual issues could result in a significant impact on the operating results and/or liquidity for one or more future reporting periods.



FULLER-AUSTIN ASBESTOS CLAIMS



     An acquired and now inactive subsidiary, Fuller-Austin Insulation Company ("Fuller-Austin"), which discontinued its business activities in 1986, has been named as one of many defendants in civil lawsuits which have been filed in certain state courts beginning in 1986 (principally Texas) against manufacturers, distributors and installers of products allegedly containing asbestos. Fuller-Austin was a non-manufacturer that installed and occasionally distributed industrial insulation products. Fuller-Austin had discontinued the use of asbestos-containing products prior to being acquired by the Company in 1974. These claims are not part of a class action.


     The claimants generally allege injuries to their health caused by inhalation of asbestos fibers. Many of the claimants seek punitive damages as well as compensatory damages. The amount of damages sought is impacted by a multitude of factors. These include the type and severity of the disease sustained by the claimant (i.e., mesothelioma, lung cancer, other types of cancer, asbestosis or pleural changes); the occupation of the claimant; the duration of the claimant's exposure to asbestos-containing products; the number and financial resources of the defendants; the jurisdiction in which the claim is filed; the presence or absence of other possible causes of the claimant's illness; the availability of legal defenses, such as the statute of limitations; and whether the claim was made on an individual basis or as part of a group claim.

     CLAIMS EXPOSURE



     As of May 2, 1997, 14,111 plaintiffs have filed claims against Fuller-Austin and various other defendants. Of these claims, 3,203 have been dismissed, 3,690 have been resolved without an admission of liability at an average cost of $3,590 per claim (excluding legal defense costs) and an additional 618 claims have been settled in principle (subject to future processing and funding) at a average cost of $2,019 per claim.



     The following is a summary of claims filed against Fuller-Austin:



                                                                               YEARS
                                                       ------------------------------------------------------
                                                       1993 AND PRIOR    1994      1995      1996     1997(1)    TOTAL
                                                       --------------    -----    ------    ------    -------    ------
Claims Filed........................................         2,921       1,136     4,522     4,122     1,410     14,111
Claims Dismissed....................................           (79)        (21)   (1,035)   (1,459)     (609)    (3,203)
Claims Resolved.....................................        (1,224)       (394)     (182)   (1,828)      (62)    (3,690)
Settlements in process..............................                                                               (618)
Claims Outstanding at May 2, 1997...................                                                              6,600
                                                                                                                  ======
-------
(1) As of May 2, 1997



     In connection with these claims, Fuller-Austin's primary insurance carriers have incurred approximately $21.4 million (including $9.4 million of legal defense costs, but excluding $1.3 million for settlements in process) to defend and settle the claims and, in addition, judgments have been entered against Fuller-Austin for jury verdicts of $6.5 million which have not been paid and which are under appeal by Fuller-Austin. Through March 27,1997, the Company and Fuller-Austin have charged to expense approximately $12.5 million consisting of $6.2 million of charges under retrospectively rated insurance policies and $6.3 million of reserves for potential uninsured legal and settlement costs related to these claims. These charges substantially eliminate any further exposure for retrospectively determined premium payments under the retrospectively rated insurance policies.


     Fuller-Austin has continued its strategy to require direct proof that claimants had exposure to asbestos-containing products as the result of Fuller-Austin's operations. This has resulted in an increase in claim settlements and a decrease in litigation defense activities. However, perceived changes in the nature of new claims filed have caused Fuller-Austin and its insurers to reevaluate Fuller-Austin's approach to claims settlement. Consequently, there is a potential for an increased level of trial activity which Fuller-Austin believes will reduce the overall cost of asbestos personal injury claims in the long run by requiring claimants to present and prove clear evidence of substantial asbestos-related impairment and exposure to Fuller-Austin's operations, and by denying recovery to claimants who are unimpaired or who did not have significant exposure to Fuller-Austin's operations.



     Further, the level of filed claims has become significant only since 1992, and therefore, Fuller-Austin has a relatively brief history (compared to manufacturers and suppliers) of claims volume and a limited data file upon which to estimate the number or costs of claims that may be received in the future. Also, effective September 1, 1995, the State of Texas (where most of these claims have been filed) enacted tort reform legislation which Fuller-Austin believes will ultimately curtail the number of unsubstantiated asbestos claims filed against the subsidiary in Texas.



     The Company and its defense counsel have analyzed the 14,111 claim filings incurred through May 2, 1997. With respect to the 6,600 claims outstanding as of March 27, 1997, the Company estimates that the amount of such claims is approximately $18.6 million and believes that potential liability ranges from $8.5 million to $18.6 million. As of March 27, 1997, based on analysis and consultation with its professional advisors, Fuller-Austin has estimated its cost, including legal defense costs, to be approximately $16.0 million for claims filed and unresolved, and the Company has established reserves equal to such amount. With respect to possible future claims, Fuller-Austin has estimated its minimum future exposure to be approximately $38.5 million. No upper limit of exposure can be reasonably estimated at present with respect to such incurred, but unasserted claims. The Company cautions that these estimates are subject to significant uncertainties, including the future effect of tort reform legislation enacted in Texas and other states, the success of Fuller-Austin's litigation strategy, the size of jury verdicts, success of appeals in process, the number and financial resources of future plaintiffs, and the actions of other defendants. During 1996, approximately 40 claims, with approximately 700 more being prepared for filing, were filed in another state where Fuller-Austin had performed a significant amount of its business. Although the claims filed against Fuller-Austin in states other than Texas have been included in the claims summary table set forth above, exposure for these claims has not been included in the Company's estimates and neither the Company nor its defense counsel are able to reasonably predict the outcome of these cases or the incidence of the 700 or other future claims that may be filed. Therefore, actual claim experience may vary significantly from such estimates, especially if certain Texas appeals are decided unfavorably to Fuller-Austin and/or the level of claims filed in other states increases. At March 27, 1997 and December 31, 1996, Fuller-Austin recorded an estimated liability for future indemnity payments and defense costs related to currently unsettled claims and minimum estimated future claims of $55.0 million (recorded as long-term liability). The reduction in total liability compared to prior periods resulted from settlements and expenses incurred in the reporting period which were charged against the accrued liability.


     INSURANCE COVERAGE



     Defense has been tendered to and accepted by Fuller-Austin's primary insurance carriers, and by certain of the Company's primary insurance carriers that issued policies under which Fuller-Austin is named as an additional insured; however, only one such primary carrier has partially accepted defense without a reservation of rights. The Company believes that Fuller-Austin has at least $7.7 million in unexhausted primary coverage (net of deductibles and self-insured retentions, but including disputed coverage) under its liability insurance policies to cover the unsettled claims, verdicts and future unasserted claims and defense costs. The primary carriers also have unlimited liability for defense costs (presently running at the annual rate of approximately $1.5 million) until such time as the primary limits under these policies are exhausted. When the primary limits are exhausted, liability for both indemnity and legal defense will be tendered to the excess coverage carriers, all of which have been notified of the pendency of the asbestos claims. The Company and Fuller-Austin have approximately $490.0 million of additional excess and umbrella insurance that is generally responsive to asbestos claims. This amount excludes approximately $92.0 million of coverage issued by insolvent carriers. After the $7.7 million of unexhausted primary coverage, the Company has $35.7 million of excess coverage in place before entering a $35.0 million layer of insolvent coverage for policy years 1979 through 1984 (the "Insolvent Layer"). All of the Company's and Fuller-Austin's liability insurance policies cover indemnity payments and defense fees and expenses subject to applicable policy terms and conditions.




     The Company and Fuller-Austin have instituted litigation in Los Angeles Superior Court, California, against their primary and excess insurance carriers, to obtain declaratory judgments from the court regarding the obligations of the various carriers to defend and pay asbestos claims. The issues in this litigation include the aggregate liability of the carriers, the triggering and drop-down of excess coverage to cover the Insolvent Layer and allocation of losses among multiple carriers including insolvent carriers and various other issues related to the interpretation of the policy contracts. All of the carrier defendants have filed general denial answers.


     Although there can be no assurances as to the outcome of this litigation, management believes that it is probable that the Company and Fuller-Austin will prevail in obtaining judicial rulings confirming the availability of a substantial portion of the coverage. Based on a review of the independent ratings of these carriers and opinions of legal counsel, the Company believes that a substantial portion of this coverage will continue to be available to meet the claims. Fuller-Austin recorded in Other Assets $55.0 million (not including reserves of $6.2 million and $6.4 million, respectively) at March 27, 1997 and December 31, 1996, representing the amount that it expects to recover from its insurance carriers for the payment of currently unsettled and estimated future claims.


     The Company cautions, however, that even though the existence and aggregate dollar amounts of insurance are not generally being disputed, such insurance coverage is subject to interpretation by the court and the timing of the availability of insurance payments could, depending upon the outcome of the litigation and/or negotiation, delay the receipt of insurance company payments and require Fuller-Austin to assume responsibility for making interim payment of asbestos defense and indemnity costs.


     While the Company and Fuller-Austin believe that they have recorded sufficient liability to satisfy Fuller-Austin's reasonably anticipated costs of present and future plaintiffs' suits, it is not possible to predict the amount or timing of future suits or the future solvency of its insurers. In the event that currently unsettled and future claims exceed the recorded liability of $55.0 million, the Company believes that the judicially determined and/or negotiated amounts of excess and umbrella insurance coverage that will be available to cover additional claims will be significant; however, it is unable to predict whether or not such amounts will be adequate to cover all additional claims without further contribution by Fuller-Austin.



GENERAL LITIGATION



     DYNALECTRIC SUBCONTRACT DISPUTE



     The Company has retained certain liability in connection with its 1989 divestiture of its major electrical contracting business, Dynalectric Company ("Dynalectric"). The Company and Dynalectric were sued in 1988 in Bergen County Superior Court, New Jersey, by a former Dynalectric joint venture partner/subcontractor ("subcontractor"). The subcontractor has alleged that its subcontract to furnish certain software and services in connection with a major municipal traffic signalization project was improperly terminated by Dynalectric and that Dynalectric fraudulently diverted funds due, misappropriated its trade secrets and proprietary information, fraudulently induced it to enter the joint venture, and conspired with other defendants to commit acts in violation of the New Jersey Racketeering Influenced and Corrupt Organization Act. Although the aggregate dollar amount of these claims has not been formally recited in the subcontractor's complaint, the Company estimates such claims to be approximately $7.5 million. Dynalectric has also filed certain counterclaims against the former subcontractor. The Company and Dynalectric believe that they have valid defenses, and/or that any liability would be offset by recoveries under the counterclaims. The Company and Dynalectric have filed motions with the Court to enforce the arbitration provisions included in the subcontract. Discovery is ongoing. The Company believes that it has established adequate reserves ($2.2 million at March 27, 1997) for the contemplated defense costs and for the cost of obtaining enforcement of arbitration provisions contained in the contract.



     CONTRACT INDEMNIFICATION



     In November, 1994, the Company acquired an information technology business which was involved in various disputes with federal and state agencies, including two contract default actions. The Company has contractual rights to indemnification from the former owner of the acquired subsidiary with respect to the defense of all such claims and litigation, as well as all liability for damages when and if proven. In October, 1995, one of the federal agencies asserted a claim against the subsidiary and gave the Company notice that it intended to withhold payments against the contract under which the claim arose. To date, the agency has withheld approximately $3.3 million allegedly due the agency under one of the aforementioned disputes. This subsidiary has submitted a demand for indemnification to the former owner of the subsidiary which has been denied. The subsidiary recently received an arbitration award confirming that it is entitled to indemnification.


     ENVIRONMENTAL ISSUES



     Neither the Company nor any of its subsidiaries is named a Potentially Responsible Party (as defined in the Comprehensive Environmental Response, Compensation and Liability Act at any site). The Company, however, did undertake, as part of the 1988 divestiture of a petrochemical engineering subsidiary, an obligation to install and operate a soil and water remediation system at a subsidiary research facility site in New Jersey. The Company is required to pay the costs of continued operation of the remediation system which are estimated to be $0.1 million. In addition, the Company, pursuant to the sale of the Commercial Aviation Business, is responsible for the costs of clean-up of environmental conditions at certain designated sites. Potential costs may include the removal and subsequent replacement of contaminated soil, concrete, tanks, etc., that existed prior to the sale of the Commercial Aviation Business. The Company has established a reserve of approximately $1.0 million with respect to such potential costs.

     OTHER LITIGATION



     The Company is a party to other civil and contractual lawsuits which have arisen in the normal course of business for which potential liability, including costs of defense, which constitute the remainder of the $127.0 million discussed above. The estimated probable liability for these issues is approximately $10.0 million and is substantially covered by insurance. All of the insured claims are within policy limits and have been tendered to and accepted by the applicable carriers.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER


     The Original Notes were sold by the Company on the Issue Date to the Initial Purchasers pursuant to the Purchase Agreement. As a condition to the sale of the Original Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on the Issue Date. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 60 days after the Issue Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 150 days after the Issue Date and (iii) upon effectiveness of the Registration Statement, commence the Exchange Offer, use its best efforts to maintain the effectiveness of the Registration Statement for at least 30 days (or a longer period if required by law) and deliver to the Exchange Agent Exchange Notes in the same aggregate principal amount at maturity as the Original Notes that were rendered by holders thereof pursuant to the Exchange Offer. Under existing Commission interpretations, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, that in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act must be delivered as required. The Company has agreed to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes acquired as described below for such period as such broker-dealers must comply with such requirements. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the Registration Rights Agreement (including certain indemnification rights and obligations). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.


RESALE OF THE EXCHANGE NOTES

     With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges the Original Notes for the Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires the Exchange Notes in the Exchange Offer for the purposes of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to all persons subject to the prospectus delivery requirements of the Securities Act for use in connection with any resale for a period of 90 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes surrendered pursuant to the Exchange Offer. Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the exchange will be registered under the Securities Act and hence the Exchange Notes will not bear legends restricting their transfer and (ii) holders of the Exchange Notes will not be entitled to the certain rights of holders of Original Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Original Notes, such that all outstanding Notes will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $100.0 million aggregate principal amount of the Original Notes are outstanding and registered in the name of Cede & Co., as nominee for the Depository Trust Company ("DTC"). Only a registered holder of the Original Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Original Notes entitled to participate in the Exchange Offer.

     Holders of the Original Notes do not have any appraisal or dissenter's rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Original Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the Exchange Notes from the Company.

     Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on ,
         1997 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) will mail to the registered holders of Original Notes an announcement thereof, (iii) will issue a press release or other public announcement which shall include disclosure of the approximate number of Original Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, (ii) to extend the Exchange Offer, or (iii) if any conditions set forth below under "--Certain Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of Original Notes, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to such registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes bear interest at a rate equal to 9 1/2% per annum. Interest on the Exchange Notes is payable semiannually on each March 1 and September 1, commencing on the first such date following their date of issuance. Holders of Exchange Notes will receive interest on September 1, 1997 from the date of initial issuance of the Original Notes. Holders of Original Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Original Notes.

PROCEDURES FOR TENDERING

     Only a registered holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

     The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Original Notes whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name (to the extent permitted by the Indenture) or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" or the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Original Notes listed therein, such Original Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Original Notes.

     If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and DTC have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Original Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Original Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Original Notes which are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Certain Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by the holder of the Original Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of Exchange Notes, (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Original Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF NOTES

     If any tendered Original Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Original Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Original Notes will be returned without expense to the tendering holder thereof (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such Original Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Original Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Original Notes by causing the Depositary to transfer such Original Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available or (ii) who cannot deliver their Original Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof) together with the certificate(s) representing the Original Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number or numbers and principal amount of such Original Notes), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Properly withdrawn Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Original Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if any of the following conditions exist:

          (a) the Exchange Offer violates applicable law or any applicable interpretation of the staff of the SEC, (b) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair the ability of the Company to proceed with the Exchange Offer and any material adverse development shall have occurred in any existing action or proceeding with respect to the Company and (c) all governmental approvals have not been obtained, which approvals the Company deems necessary for the consummation of the Exchange Offer.

     If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Original Notes (see "--Withdrawal of Tenders"), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

     Holders may have certain rights and remedies against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer, notwithstanding a failure of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in the Company's sole discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


TERMINATION OF CERTAIN RIGHTS



     All rights under the Registration Rights Agreement (including registration rights) of holders of the Original Notes eligible to participate in this Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities (including liabilities under the Securities
Act), (ii) to provide, upon the request of any holder of a transfer-restricted Original Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Original Notes pursuant to Rule 144A,
(iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Notes by broker-dealers for a period of 90 days from the date on which the Registration Statement is declared effective, and (iv) to provide copies of the latest version of the Prospectus to all persons subject to the prospectus delivery requirements of the Securities Act upon their request for a period of 90 days from the date on which the Registration Statement is declared effective.

LIQUIDATED DAMAGES

     The following description of Section 4 of the Registration Rights Agreement is qualified in its entirety by the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement of which the Prospectus is a part. In the event of a failure to file, or to become effective, one or more registration statements as provided by the Registration Rights Agreement, the Company has agreed to pay, as liquidated damages, additional interest on Original Notes ("Additional Interest") under the circumstances and to the extent set forth below (each of which is given independent effect):

          (i) if (A) neither the Registration Statement of which this Prospectus is a part (the "Exchange Offer Registration Statement") nor Shelf Registration Statement, as defined in the Registration Rights Agreement, is filed with the Commission on or prior to the Filing Date or (B) notwithstanding that the Company has consummated or will consummate an Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.50% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

          (ii) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to 150 days after the applicable filing date or (B) notwithstanding that the Company has consummated or will consummate an Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 60th day following the date such Shelf Registration Statement was filed, then, commencing on the day after the 60th day following the applicable filing date, Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.50% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

          (iii) if (A) the Company has not exchanged Exchange Notes for all Original Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 45th day after the date on which the Exchange Offer Registration Statement was declared effective or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of its effective date (other than after such time as all Original Notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.50% per annum for the first 90 days commencing on (x) the 46th day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of (B) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; provided, however, that the Additional Interest rate on the Notes may not exceed in the aggregate 1.0% per annum; provided, further, however, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of Exchange Notes for all Notes tendered (in the case of clause (iii) (A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), Additional Interest on the Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     Any amounts of Additional Interest due pursuant to clause (i), (ii) or
(iii) above will be payable in accordance with the terms of the Registration Rights Agreement.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


  BY REGISTERED OR CERTIFIED MAIL:        BY HAND DELIVERY UP TO 4:30P.M.:
    United States Trust Company            United States Trust Company
            of New York                             of New York
              Box 843                              111 Broadway
       Peter Cooper Station                        Lower Level
        New York, NY  10276                    New York, NY  10005
      Attn:  Corporate Trust              Attn:  Corporate Trust

     BY OVERNIGHT COURIER OR                  BY FACSIMILE TRANSMISSION
 BY HAND DELIVERY AFTER 4:30P.M.:         (FOR ELIGIBLE INSTITUTIONS ONLY):
 United States Trust Company          United States Trust Company of New York
        of New York                                (212) 420-6152
        770 Broadway                          Confirm: (800) 548-6565
         13th Floor                              For Information:
    New York, NY  10003                           (800) 548-6565
   Attn: Corporate Trust
      Service Window



FEES AND EXPENSES

     All fees and expenses incident to compliance with the Registration Rights Agreement regarding this Exchange Offer shall be borne by the Company whether or not the Exchange Offer or a Shelf Registration becomes effective.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $77,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     The Original Notes which are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company, or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

     The Original Notes were issued, and the Exchange Notes are issuable, under the Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Original Notes, except that the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting transfer thereof. The Exchange Notes and the Original Notes are deemed the same class of notes under the Indenture and are both entitled to the benefits thereof. The following summary of certain provisions of the Indenture is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular Sections or defined terms of the Indenture not otherwise defined herein are referred to, such Sections or defined terms are incorporated herein by reference.

                              DESCRIPTION OF NOTES


     The Original Notes have been, and the Exchange Notes will be, issued under the Indenture. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company or the Initial Purchasers. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this section, references to the "Company" include only the Company and not its Subsidiaries.


     The Original Notes are, and the Exchange Notes will be, unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company. The Notes will rank pari pasu with any future senior subordinated indebtedness of the Company and will rank senior to all other indebtedness of the Company.

     The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST


     The Notes are limited in aggregate principal amount to $150.0 million, of which $100.0 million is outstanding and will mature on March 1, 2007. Additional amounts may be issued in one or more series from time to time, subject to the limitations set forth under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness." Interest on the Notes will accrue at the rate of 9 1/2% per annum and will be payable semiannually in cash on each March 1 and September 1 commencing on September 1, 1997, to the persons who are registered Holders at the close of business on the February 15 and August 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.


     The Notes will not be entitled to the benefit of any mandatory sinking fund.

OPTIONAL REDEMPTION

     The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after March 1, 2002, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on March 1 of the year set forth below, plus, in each case, accrued interest to the date of redemption:

                                REDEMPTION PRICE
                                                           -----------------
2002....................................................        104.750%
2003....................................................        103.167%
2004....................................................        101.583%
2005 and thereafter.....................................          100.0%

     At any time, or from time to time, on or prior to March 1, 2000, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of Notes originally issued at a redemption price equal to 109.50% of the principal amount thereof, plus accrued interest to the date of redemption; provided that at least 65% of the principal amount of Notes originally issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC) unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

     The payment of all Obligations on the Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Debt, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its or their behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.

     In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the Holders of the Notes, may recover less, ratably, than holders of Senior Debt.


     At May 1, 1997, the aggregate outstanding amount of Senior Debt of the Company was $59.2 million (including issued but undrawn letters of credit of $5.4 million and excluding unused commitments available for borrowing of $69.6 million).


CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase.

     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Indebtedness and terminate all commitments under the Revolving Credit Facility and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Revolving Credit Facility and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Revolving Credit Facility and all other Senior Debt to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with the immediately preceding sentence shall constitute an Event of Default described in clause (iii) and not in clause (ii) under "Events of Default" below.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a),
(b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (x) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (y) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus (z) without duplication of any amounts included in clause (iii)(y) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii)(y) and (z), (i) any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes and (ii) cash proceeds from the issuance of Qualified Capital Stock by, or any equity contribution from any Person, financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company until and to the extent such borrowing is repaid).

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;
(3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness; (4) the repurchase by the Company of shares of its Common Stock in connection with the repurchase provisions of the ESOP as in effect on the Issue Date (subject to changes in the ESOP to reflect requirements of ERISA or other applicable laws); and (5) payments by the Company in respect of (A) the repurchase by the Company of Common Stock from former employees, officers and directors of the Company, (B) the payment by the Company of up to $2.5 million in withholding and or payroll taxes upon the lapse of deferrals of deferred stock and stock equivalent accounts and (C) the Company's obligation to repurchase 125,714 shares of Common Stock issued in connection with the Company's acquisition of Technology Applications, Inc., in an aggregate amount not to exceed $3.0 million in any calendar year (provided that if less than $3.0 million is used for payments pursuant to (A), (B) and (C) in any calendar year, the difference may be carried forward and used in subsequent calendar years) and
(6) the repurchase by the Company within 30 days of the Issue Date of up to 389,724 shares of Common Stock and Common Stock Warrants which are beneficially owned by Guaranty National Insurance Company and Security Insurance Company in an aggregate amount not to exceed $7.9 million. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (4), and (5) shall be included in such calculation; provided that amounts received by the Company from the sale by the Company of Common Stock to the ESOP that constitute Disqualified Capital Stock shall be credited against the amounts calculated pursuant to clause (4) above for the purpose of such calculation.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

     Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 80% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (A) to prepay any Senior Debt and, in the case of any Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and
(iii)(B). On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued interest thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph).

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     Notwithstanding the two immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 80% of the consideration for such Asset Sale constitutes Replacement Assets and (ii) such Asset Sale is for fair market value; provided that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except (i) with respect to Restricted Subsidiaries which are Permitted Joint Ventures for such restrictions described in clause (b) or (c) above which require such Restricted Subsidiary to effect such payment, loan, advance or transfer on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate of such Restricted Subsidiary and
(ii) except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) the New Securitization Facility and the Revolving Credit Facility; (4) customary nonassignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company; (5) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (6) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;
(7) any instrument governing Indebtedness incurred by a Permitted Joint Venture or any instrument or agreement governing a Permitted Joint Venture (but only to the extent such instrument or agreement does not restrict payments of dividends or other distributions made pursuant to clause (b) above out of earnings and profits of such Permitted Joint Venture); or (8) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (3), (5) or (6) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (3), (5) or (6).

     Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

     Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Senior Debt; (C) Liens securing the Notes; (D) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Subsidiary of the Company; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (A) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (F) Permitted Liens.

     Prohibition on Incurrence of Senior Subordinated Debt. The Company will not incur or suffer to exist Indebtedness that is senior in right of payment to the Notes and subordinate in right of payment to any other Indebtedness of the Company.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the 'surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (2) shall be able to incur at least $1.00 of additional

Indebtedness (other than Permitted Indebtedness) pursuant to the "-- Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

Limitations on Transactions with Affiliates.

          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $250,000 shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value or payments to an Affiliate, as the case may be, of more than $2.5 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

          (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;
     (iii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries on the one hand and any Permitted Joint Venture on the other hand, so long as no portion of the remaining interest in the Permitted Joint Venture is owned by a Person who is an Affiliate of the Company (other than another Restricted Subsidiary of the Company); (iv) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (v) Restricted Payments permitted by the Indenture; and (vi) transactions pursuant to the New Securitization Facility. In addition, transactions between the Company and the ESOP or any other of the Company's benefit plans shall not be considered Affiliate Transactions for purposes of the Indenture.

     Limitation of Guarantees by Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company or any other Restricted Subsidiary (other than (A) Indebtedness and other obligations under the Revolving Credit Facility, (B) Permitted Indebtedness of a Restricted Subsidiary, (C) Indebtedness under Currency Agreements in reliance on clause (vi) of the definition of Permitted Indebtedness, or (D) Interest Swap Obligations incurred in reliance on clause (v) of the definition of Permitted Indebtedness), unless, in any such case (a) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a guarantee of payment of the Notes by such Restricted Subsidiary (the "Guarantee") and (b) (x) if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Senior Debt, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Senior Debt may be superior to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the Indenture and
(y) if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the Indenture. Further, the Company will cause any Restricted Subsidiary that incurs in excess of $1.0 million of Restricted Subsidiary Indebtedness (a "Borrowing Restricted Subsidiary") to become a Subsidiary Guarantor, unless at the time such Restricted Subsidiary becomes a Borrowing Restricted Subsidiary the total investment of the Company and the Restricted Subsidiaries in such Borrowing Restricted Subsidiary and in all other Borrowing Restricted Subsidiaries that are not Subsidiary Guarantors, computed in accordance with GAAP, is less than 10% of the Total Tangible Assets of the Company. A Borrowing Restricted Subsidiary shall be released as a Subsidiary Guarantor (i) at such time as it ceases to be a Borrowing Restricted Subsidiary or (ii) upon the election of the Company, if after giving effect to such election, the total investment of the Company and the Restricted Subsidiaries in all Borrowing Restricted Subsidiaries that are not Subsidiary Guarantors, computed in accordance with GAAP, is less than 10% of the Total Tangible Assets of the Company.

     Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon: (i) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that
(a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

     Reports to Holders. The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA Section 314(a).

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (i) the failure to pay interest on any Notes when the same becomes due and payable and the Default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (iv) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, aggregates $2.5 million or more at any time;

          (v) one or more judgments in an aggregate amount in excess of $2.5 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

          (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

If an Event of Default (other than an Event of Default specified in clause (vi) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Revolving Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the Revolving Credit Facility or 5 business days after receipt by the Company and the Representative under the Revolving Credit Facility of such Acceleration Notice. If an Event of Default specified in clause (vi) above occurs and is continuing with respect to the Company, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.


     Under the terms of the Indenture, a holder of the Notes may not pursue any remedy with respect to the Indenture or Notes unless (i) the holder gives to the Trustee written notice of a continuing Event of Default (as defined); (ii) the holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such holders offer to the Trustee indemnity; (iv) the Trustee does not comply with the request within 45 days of receipt of the request and offer of indemnity; and (v) during the 45-day period the holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction which, in the opinion of the Trustee, is inconsistent with the request. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or accrued interest on, such Note on or after the respective due dates expressed in such Note.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;
(iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of

Default; (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (vii) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders; or (viii) amend, modify, change or waive any of the above provisions.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction, excluding any such transaction consummated within 180 days after the purchase of assets sold if the proceeds of the transaction are used to pay

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all or a portion of such transaction) to any Person other than the Company, a
Wholly Owned Restricted Subsidiary of the Company or any Permitted Joint Venture of (a) any Capital Stock of any Restricted Subsidiary of the Company; or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $250,000, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under the "Merger, Consolidation and Sale of Assets" covenant, or (iii) the sale, conveyance or other transfer of accounts receivable in connection with the New Securitization Facility.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof, the District of Columbia, any foreign bank or their branches and agencies (fully protected against currency fluctuations), having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than the Permitted Holder) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges less Consolidated Non-cash Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP. When calculating "Consolidated EBITDA" with respect to the Company, for purposes of this definition only, the Securitization Entity shall be treated as a Restricted Subsidiary.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

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
     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times
(y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries and Permitted Joint Ventures for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries and Permitted Joint Ventures during such period as determined on a consolidated basis in accordance with GAAP; provided that amounts to be included in clauses (i) and (ii) above with respect to Permitted Joint Ventures not constituting Restricted Subsidiaries shall be the product of the amounts computed in accordance with GAAP and the percentage of the total outstanding shares of Capital Stock of such Permitted Joint Venture held by the Company or any Restricted Subsidiary of the Company. When calculating "Consolidated Interest Expense" with respect to the Company, for purposes of this definition only the Securitization Entity shall be treated as a Restricted Subsidiary.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any other Person, other than a Restricted Subsidiary of the referent Person, (except in the case of (d) and (e) to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person), (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets. When calculating "Consolidated Net Income" with respect to the Company, for purposes of this definition only the Securitization Entity shall be treated as a Restricted Subsidiary.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period). When calculating "Consolidated Non-cash Charges" with respect to the Company, for purposes of this definition only, the Securitization Entity shall be treated as a Restricted Subsidiary.

     "Consolidated Non-cash Income" means, with respect to any Person, for any Period, the aggregate amount of revenue of such Person and its Restricted Subsidiaries increasing the Consolidated Net Income of such Person and its Restricted Subsidiaries that will not result in the future receipt of cash by such Person and its Restricted

Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding any such revenue constituting an extraordinary item). When calculating "Consolidated Non-cash Income" with respect to the Company, for purposes of this definition only, the Securitization Entity shall be treated as a Restricted Subsidiary.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Debt" means (i) Indebtedness under or in respect of the Revolving Credit Facility and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes. So long as the Company's obligation to repurchase common stock pursuant to the ESOP exists, common stock issued to the ESOP shall be Disqualified Capital Stock.

     "ESOP" means the Company's Employee Stock Ownership Plan effective as of January 1, 1988, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under Currency Agreements and Interest Swap Agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person (other than Disqualified Capital Stock owned by the ESOP or any other benefit plan) with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but

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excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

     "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. Investments shall not include travel advances in the ordinary course of business.

     "Issue Date" means the date of original issuance of the Notes.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "New Securitization Facility" means the securitization facility which the Company and the Securitization Entity intend to enter into and anticipates will be in place by April 30, 1997, as described in this Offering Memorandum, and any replacement thereof.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Holder" means (i) the ESOP and other benefit plans of the Company, including, without limitation, the Company's 401(k) Plan and (ii) the group composed of the parties to the New Stockholders Agreement dated as of March 11, 1994.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (i) Indebtedness under the Notes and the Indenture in an aggregate principal amount of $100 million;

          (ii) Indebtedness incurred pursuant to the Revolving Credit Facility in an aggregate principal amount at any time outstanding not to exceed $50 million until the closing of the New Securitization Facility, and thereafter $15 million, in each case, reduced by any permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

          (iii) Indebtedness to be incurred pursuant to the New Securitization Facility in an aggregate principal amount at any time outstanding not to exceed 85% of the total accounts receivable of the Company and its Subsidiaries on a consolidated basis plus, without duplication, accounts receivable transferred in connection with the New Securitization Facility;

          (iv) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (v) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of the Company covering Indebtedness of such Restricted Subsidiary; provided, however, that the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (vi) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (vii) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (viii) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted

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
     Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

          (ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument that constitutes a daylight overdraft or is inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

          (x) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business, and payment bonds, performance bonds or bid bonds obtained in the ordinary course of business, or letters of credit obtained in order to provide security therefor;

          (xi) Refinancing Indebtedness; and

          (xii) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10 million at any one time outstanding.

     "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company; (ii) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (iii) Investments in Permitted Joint Ventures; (iv) Investments in cash and Cash Equivalents; (v) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.5 million at any one time outstanding;
(vi) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (viii) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant; (ix) Investments in the Securitization Entity; and (x) additional Investments not to exceed $15.0 million at any one time outstanding.

     "Permitted Joint Venture" means any joint venture arrangement (which may be structured as a corporation, partnership, trust, limited liability company or any other Person) if (a) no Affiliate of the Company or a Restricted Subsidiary (other than another Restricted Subsidiary of the Company) has an investment in such Person, (b) such Person is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the date of the Indenture (or any reasonable extensions or expansions thereof or any business ancillary thereto or supportive thereof), (c) the Company and/or any of its Restricted Subsidiaries at all times owns at least 25% of the total outstanding shares of Capital Stock of such Person entitled to participate in distributions in respect of the earnings, sale or liquidation of such Person, (d) immediately after giving effect to such Investment on a pro forma basis (to give effect to the contribution of any property or assets to such Person or Indebtedness incurred to fund such Investment or otherwise), the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant, and (e) no default with respect to any Indebtedness of such Person or any Subsidiary of such Person (including any right which the holders thereof may have to take enforcement action against such Person) would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Company or its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity. If, at any time, a Permitted Joint Venture fails to comply with clauses (a) through
(e) above, such Permitted Joint Venture shall constitute an Investment and must

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
comply with the "Limitation on Restricted Payments" covenants (but only with respect to the Company's percentage ownership in such Permitted Joint Venture).

     "Permitted Liens" means the following types of Liens:

          (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, and Liens securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (vii) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

          (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (xii) Liens securing Indebtedness under Currency Agreements;

          (xiii) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of

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
     such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

          (xiv) Liens pursuant to the New Securitization Facility; and

          (xv) Liens to secure Indebtedness incurred by Restricted Subsidiaries of the Company and Permitted Joint Ventures (in each case, to the extent such Indebtedness is permitted to be incurred by the Indenture).

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (ii), (iii), (v), (vi), (vii), (viii), (ix) or (xi) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "Restricted Subsidiary Indebtedness" means Indebtedness incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) that is neither (a) Acquired Indebtedness nor (b) Permitted Indebtedness as defined in clauses (i) through (xi) of such defined term.

     "Revolving Credit Facility" means the revolving credit facility dated as of March 14, 1996, between the Company, the lenders party thereto in their capacities as lenders thereunder and Citicorp North America, Inc., as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property, excluding any such transaction consummated within 180 days after the purchase of assets sold if the proceeds of the transaction are used to pay all or a portion of such transaction.

     "Securitization Entity" means Dyn Funding Corporation, or any successor or replacement entity which is the borrower under the New Securitization Facility or any replacement thereof.

     "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations (including guarantees thereof) of every nature of the Company under the Revolving Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations and (z) all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Debt" shall not include (i) any Indebtedness of the Company to a Subsidiary of the Company, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

     "Significant Subsidiary" has the meaning set forth in Rule 1.02 (w) of Regulation S-X under the Securities Act but excluding in any case Fuller-Austin Insulation Company.

     "Subsidiary", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Subsidiary Guarantor" means each of the Company's Subsidiaries that becomes a guarantor of the Notes by executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture; provided that any person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its respective Subsidiary Guaranty is released in accordance with the terms thereof.

     "Total Tangible Assets" means the Company's total consolidated assets minus
(i) all intangible assets and (ii) all accruals relating to amounts expected to be recovered from insurance carriers for the payment of currently

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
unsettled and estimated future claims relating to the use of asbestos products by Fuller-Austin Insulation Company.

     "Unrestricted Subsidiary" of any Person means (i) the Securitization Entity, (ii) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries (provided that this clause (y) shall not prevent the Company from guaranteeing Indebtedness of any Unrestricted Subsidiary, to the extent the Company is permitted to undertake such guarantee by the terms of the Indenture). The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, the ExchangeNotes initially will be represented by a single permanent global certificate in definitive, fully registered form (the "Global Note"). The Global Note will be deposited promptly after the Expiration Date with, or on behalf of, DTC, New York, New York and registered in the name of a nominee of DTC.

     Notes (i) originally purchased by or transferred to "foreign purchasers" or accredited investors (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act ("Accredited Investors")) who are not qualified institutional investors (as defined in Rule 144A under the Securities Act ("QIBs")) or (ii) held by QIBs who elect to take physical delivery of their certificates instead of holding their interests through the Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form (the "Certificated Security"). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note.

     The Global Note. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Note to the respective accounts of persons who have accounts with such depository and (ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined herein)) and the records of Participants (with respect to interests of persons other than Participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. QIBs may hold their interests in the Global Note directly through DTC, if they are participants in such system, or indirectly through organizations which are Participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of, premium (if any), and interest (including Additional Interest) on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Note held through such Participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its Participants and which will be legended as set forth under the heading "Transfer Restrictions."

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Note.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     The following summary of the principal material United States federal income tax consequences of the Exchange Offer and of the ownership and disposition of Exchange Notes is based on the advice of Arnold & Porter, special tax counsel to the Company. Except as specifically noted otherwise, this summary only addresses the tax consequences to a person that acquired Original Notes on their original issue at their original offering price and that is, except as noted below, (i) an individual citizen or resident of the United States, (ii) a corporation, partnership, or other entity organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax regardless of source, or (iv) a trust if (a) a United States court of law is able to exercise primary supervision over the trust's administration and (b) one or more United States fiduciaries have the authority to control all of the trust's substantial decisions (a "United States Holder"). This summary does not address all tax consequences that may be applicable to a United States Holder that is a beneficial owner of Notes, nor does it address, except as noted below, the tax consequences to (i) persons that are not United States Holders, (ii) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt investors and dealers in securities or currencies, (iii) persons that will hold Notes as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated transaction for United States federal income tax purposes, (iv) persons whose functional currency is not the United States dollar, or (v) persons that do not hold the Notes as capital assets. In addition, this summary does not include any description of alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of the Notes.


     This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of the Notes. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the Exchange Offer or of the ownership and disposition of Notes may differ from the treatment described below.

     HOLDERS AND PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.


THE EXCHANGE



     The exchange of the Original Notes for the Exchange Notes pursuant to the Exchange Offer should not be a taxable event to the holder and thus the holder should not recognize any taxable gain or loss as a result of the exchange. A holder's adjusted tax basis in the Exchange Notes will be the same as his adjusted tax basis in the Original Notes exchanged therefor, and his holding period for the Original Notes will be included in his holding period for the Exchange Notes.

UNITED STATES HOLDERS


     Generally, interest paid on an Exchange Note will be taxable to a United States Holder as ordinary interest income in accordance with such holder's method of accounting for United States federal income tax purposes. Upon the sale, exchange, redemption, retirement or other disposition of an Exchange Note, a holder generally will recognize gain or loss equal to the difference between the amount realized on the disposition and the holder's adjusted tax basis in the Exchange Note. Subject to the market discount rules discussed below, gain or loss recognized by a holder on the disposition of an Exchange Note will be long-term capital gain or loss provided that the Exchange Note was a capital asset in the hands of the holder and had been held for more than one year.


ORIGINAL ISSUE DISCOUNT



     The Company has determined that the Original Notes were issued with an amount of "original issue discount" and that such amount is less than a de minimis amount as determined under the Code. Accordingly, for federal income tax purposes, such original issue discount amount is treated as being equal to zero. Consequently, United States Holders will not be required to include any original issue discount as taxable income while holding the Exchange Notes.



BOND PREMIUM



     If a holder purchases an Exchange Note at a cost that results in amortizable bond premium (as determined under the Code and applicable Treasury Regulations), the holder may elect to deduct such amortizable bond premium (with a corresponding reduction in the holder's tax basis) over the remaining term of the Exchange Note or a shorter period to the first call date, if a smaller deduction would result. The election would apply to all taxable debt instruments held by the holder at any time during the first taxable year to which the election applies and to any such debt instruments which are later acquired by the holder. The election may not be revoked without the consent of the IRS.



MARKET DISCOUNT



     If a holder purchases an Exchange Note for an amount that is less than the principal amount of such Exchange Note, the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a holder will be required to treat any principal payment on, or any amount received on the sale, exchange, retirement or other disposition of, an Exchange Note as ordinary income to the extent of any market discount which has not previously been included in income and is treated as having accrued on such Exchange Note by the time of such payment or disposition. If a holder makes a gift of an Exchange Note, accrued market discount, if any, will be recognized as if such holder had sold such Exchange Note for a price equal to its fair market value. In addition, the holder may be required to defer, until the maturity of the Exchange Note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Exchange Note.

     A holder of an Exchange Note acquired at a market discount may elect to include market discount in income as interest as it accrues, in which case the foregoing rules would not apply. This election would apply to all bonds with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the IRS.


FOREIGN HOLDERS


     The following discussion applies to a holder who is not a United States Holder (a "Foreign Holder").

     Interest payments to a Foreign Holder of Exchange Notes will generally not be subject to withholding of income tax, provided that (a) the beneficial owner of the Exchange Notes does not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Exchange Notes is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (i) the beneficial owner of the Exchange Notes certifies to the Company or its paying agent, under penalties of perjury, that it is a Foreign Holder and provides its name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Exchange Notes in such capacity, certifies to the Company or its paying agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by another Financial Institution between it and the beneficial owner in the chain of ownership, and furnishes the Company or its paying agent with a copy thereof.

     A Foreign Holder of Exchange Notes will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of Exchange Notes.


     A Foreign Holder that holds Exchange Notes in connection with the active conduct of a United States trade or business generally will be subject to income tax on all income and gains recognized with respect to the Exchange Notes.



INFORMATION REPORTING AND BACKUP WITHHOLDING


     In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the Notes held by a noncorporate United States Holder within the United States. In addition, payments made on, and payments of the proceeds from the sale of, the Notes to or through the United States office of a broker are subject to information reporting unless the holder thereof certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding. Taxable income on the Notes for a calendar year should be reported to United States Holders on Forms 1099 by the following January 31st.

     Payments made on, and proceeds from the sale of, the Notes may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against the holder's income tax liability, or refunded, provided certain required information is provided to the IRS.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Original Notes for its own account as a result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any person subject to the prospectus delivery requirements of the Securities Act that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer, other than commissions and concessions of any brokers or dealers, and will indemnify the holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                         INDEPENDENT PUBLIC ACCOUNTANTS


     The consolidated financial statements and schedules of the Company, as of and for the year ended December 31, 1996, incorporated by reference in this Prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


                                 LEGAL MATTERS

     The validity of the issuance of securities offered hereby will be passed upon for the Company by Arnold & Porter, Washington, D.C.

================================================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NOTES TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                   ----
Available Information............................. iii
Certain Information Incorporated by Reference..... iii
Summary...........................................   1
Risk Factors......................................  13
The Transactions..................................  18
Use of Proceeds...................................  20
Capitalization....................................  20
Unaudited Pro Forma Financial Data................  21
Selected Historical Financial Data................  25
Employee Stock Ownership Plan.....................  27
Description of Certain Financing
  Arrangements....................................  28
Legal Proceedings.................................  28
The Exchange Offer................................  33
Description of Notes..............................  42
Book-Entry; Delivery and Form.....................  65
Certain Federal Income Tax Considerations.........  67
Plan of Distribution..............................  69
Independent Public Accountants....................  70
Legal Matters.....................................  70


                                  $100,000,000

                              -------------------
                                   PROSPECTUS
                              -------------------

                             OFFER TO EXCHANGE ITS
                        9 1/2% SENIOR SUBORDINATED NOTES
                                    DUE 2007
                         FOR ANY AND ALL OF ITS 9 1/2%
                           SENIOR SUBORDINATED NOTES
                                    DUE 2007

                                  JUNE  , 1997

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the General Corporation Law of the State of Delaware ("GCL") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation, a copy of which is filed as an exhibit to this Registration Statement, contains a provision which eliminates directors' personal liability as set forth above.

     The Amended and Restated Certificate of Incorporation of the Registrant and the Bylaws of the Registrant provide in effect that the Registrant shall indemnify its directors, officers and employees to the extent permitted by
Section 145 of the GCL. Section 145 of the GCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or its threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     An index of exhibits appears at pages II-5 through II-6, which is incorporated herein by reference.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE COUNTY OF FAIRFAX, COMMONWEALTH OF VIRGINIA, ON JUNE 17, 1997.

                                          DYNCORP


                                          By:         /s/ P.V. LOMBARDI
                                             --------------------------------
                                                        P.V. Lombardi
                                               President and Chief Executive
                                                         Officer



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:




                SIGNATURE                                      TITLE                             DATE
                ---------                                      -----                             ----

                     *
------------------------------------------
              P.V. Lombardi                 President and Director (Principal Executive         June 17, 1997
                                            Officer)
                     *
------------------------------------------
             P.C. FitzPatrick               Senior Vice President--Chief Financial              June 17, 1997
                                            Officer (Principal Financial Officer)
                     *
------------------------------------------
              D.L. Reichardt                Senior Vice President--General Counsel and          June 17, 1997
                                            Director
                     *
------------------------------------------
             J.J. Fitzgerald                Vice President and Controller (Principal            June 17, 1997
                                            Accounting Officer)
                     *
------------------------------------------
              D.R. Bannister                Director                                            June 17, 1997

                     *
------------------------------------------
              T.E. Blanchard                Director                                            June 17, 1997

                      *
------------------------------------------
            H.S. Winokur, Jr.               Director                                            June 17, 1997

                      *
------------------------------------------
               D.C Mecum II                 Director                                            June 17, 1997














                     *
------------------------------------------
              R.E. Dougherty                Director                                            June 17, 1997

*By:     /s/ H. MONTGOMERY HOUGEN
    -----------------------------------
             H. Montgomery Hougen
               Attorney-in-Fact

                               INDEX OF EXHIBITS


EXHIBIT   DESCRIPTION                                                                                         PAGE NO.
-------   -----------                                                                                         --------
  3.1      --   Certificate of Incorporation, as currently in effect, consisting of Restated Certification of Incorporation (incorporated by reference to Registrant's Form 10-K/A for 1995, File No.
                1-3879)
  3.2      --   Registrant's By-laws as amended to date (incorporated by reference to Registrant's Form
                10-K/A for 1995, File No. 1-3879)
  4.1      --   Indenture and supplement, dated April 18, 1997 between Dyn Funding Corporation (a wholly owned subsidiary of the Registrant) and Bankers Trust Company relating to Contract
                Receivable Collateralized Notes (incorporated by reference to Registrant's Form S-2, File
                No. 33-59279).
  4.2      --   Specimen Common Stock Certificate (incorporated by reference to Registrant's Form 10-K for
                1988, File No. 1-3879)
  4.3      --   Statement Respecting Warrants and Lapse of Certain Restrictions (incorporated by reference to Registrant's Form 10-K for 1988, File No. 1-3879)
  4.4      --   Amendment (effective March 26, 1991) to Statement Respecting
                Warrants and Lapse of Certain Restrictions (incorporated by reference to Registrant's Form 10-K for 1990, File No.
                1-3879)
  4.5      --   Article Fourth of the Amended and Restated Certificate of Incorporation (incorporated by reference to Registrant's Form 10-K/A for 1995, File No. 1-3879)
  4.6      --   Stockholders Agreement (incorporated by reference to Registrant's Form S-1 for 1995, File
                No. 33-59279)

  4.7      --   Second Amended and Restated Credit Agreement by and among Citicorp North America, Inc. and
                DynCorp dated May 15, 1997*
  4.8      --   Registration Rights Agreement, dated as of March 17, 1997, among the Company, and BT
                Securities Corporation and Citicorp Securities, Inc.*
  4.9      --   Indenture, dated March 17, 1997, among the Company and United States Trust Company of New
                York relating to the 9 1/2% Senior Subordinated Notes due 2007*
  4.10     --   Form of Exchange Notes (included in Exhibit 4.9)
  5.1      --   Opinion of Arnold & Porter as to the legality of the Exchange Notes*
  8.1      --   Opinion of Arnold & Porter as to certain federal income tax matters*


 10.1      --   Deferred Compensation Plan (incorporated by reference to Registrant's Form 10-K for 1987,
                File No. 1-3879)
 10.2      --   Management Incentive Plan (MIP) (incorporated by reference to Registrant's Form 10-K for
                1996, File No. 1-3879)
 10.3      --   DynCorp Executive Incentive Plan (EIP) (incorporated by reference to Registrant's Form 10-K for 1996, File No. 1-3879)
 10.4      --   Management Severance Agreements (incorporated by reference to Exhibits (c)(4) through
                (c)(12) to Schedule 14D-9 filed by Registrant January 25, 1988)
 10.5      --   Employment Agreement of Paul V. Lombardi, Vice President, Government Services Group
                (incorporated by reference to Registrant's Form 10-K for 1993, File No. 1-3879)
 10.6      --   Restricted Stock Plan (incorporated by reference to Registrant's Form 10-K/A for 1995, File
                No. 1-3879)
 10.7      --   1995 Stock Option Plan (incorporated by reference to Registrant's Form 10-K/A for 1995,
                File No. 1-3879)
 10.8      --   Employment Agreement of Patrick C. FitzPatrick, Senior Vice President and Chief Financial
                Officer (incorporated by reference to Registrant's Form 10-K for 1996, File No. 1-3879)

EXHIBIT   DESCRIPTION                                                                                         PAGE NO.
-------   -----------                                                                                         --------
 11.1      --   Computations of Earnings Per Common Share for the Years Ended December 31, 1996,
                1995 and 1994 (incorporated by reference to Registrant's Form 10-K for 1996,
                File No. 1-3879) and for the three months ended March 27, 1997 and March 28, 1996
                (incorporated by reference to Registrant's Form 10-Q for the period ended March 27, 1997)*
 12.1      --   Ratio of Earnings to Fixed Charges*
 21.1      --   Subsidiaries of the Registrant (incorporated by reference to Registrant's Form 10-K for
                1996, File No. 1-3879)
 23.1      --   Consent of Arthur Andersen LLP
 23.2      --   Consent of Arnold & Porter (included as part of Exhibit 5.1 and Exhibit 8.1)
 24.1      --   Powers of Attorney (included as part of the signature page)*
 25.1      --   Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of United States Trust Company of New York (revised cover page only)*
 99.1      --   Form of Letter of Transmittal*
 99.2      --   Form of Notice of Guaranteed Delivery*

------------------

* Previously filed.